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                                                                    Exhibit 10.2

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               ANTEON CORPORATION,

                              TM ACQUISITION CORP.,

                                TECHMATICS, INC.,

                    CERTAIN SHAREHOLDERS OF TECHMATICS, INC.,

                               SIGNATORIES HERETO,

                                       and

                                JOSEPH MAURELLI,

                  individually and as Sellers' Representative.

                               Dated May 13, 1998

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                                TABLE OF CONTENTS

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ARTICLE I
      THE MERGER.......................................................3
      1.1      The Merger..............................................3
      1.2      Closing; Effective Time.................................3
      1.3      Articles of Incorporation...............................4
      1.4      Bylaws..................................................4
      1.5      Directors and Officers..................................4

ARTICLE II
      CONVERSION OF SECURITIES FOR CASH................................5
      2.1      Purchase Price..........................................5
      2.2      Price Per Share.........................................5
      2.3      Payment.................................................6
      2.4      Options.................................................7
      2.5      Merger Sub Common Stock.................................8
      2.6      Exchange of Common Stock and Option Payments............9
      2.7      Withholding:  Net Payments.............................11
      2.8      Determination and Payment of Contingent Consideration..11

ARTICLE III
      REPRESENTATIONS AND WARRANTIES..................................16
      3.1      Representations and Warranties of the Company and the
               Sellers................................................16
               (A) Organization and Qualification of the Company......17
               (B) Authority to Execute and Perform Agreement.........18
               (C) Capital Stock......................................20
               (D) Vote Required......................................21
               (E) Financial Statements...............................22
               (F) Absence of Certain Changes or Events...............23
               (G) Litigation and Liabilities.........................26
               (H) Title to Properties; Absence of Liens, etc.........26
               (I) Licenses and Registrations; Compliance with
                   Laws, etc..........................................27
               (J) Intangible Property................................28
               (K) Non-Contravention..................................29
               (L) Consent and Approvals..............................31
               (M) Employee Benefit Plans; ERISA......................32
               (N) Insurance Policies.................................36
               (O) Agreements.........................................37
               (P) Validity of Agreements.............................39
               (Q) Taxes..............................................41
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               (R) Additional Representations.........................45
               (S) Accounts and Notes Receivable......................47
               (T) Potential Conflicts of Interest....................47
               (U) Liabilities........................................48
               (V) Real Estate........................................49
               (W) Labor Matters......................................51
               (X) Management Reserves................................51
               (Y) Working Capital and Outstanding Debt...............52
      3.2      Representations and Warranties of the Parent and the
               Merger Sub.............................................52
               (A) Organization.......................................52
               (B) Authority to Execute and Perform Agreement.........52
               (C) Consents and Approvals.............................53
               (D) Non-Contravention..................................53
               (E) Parent Material Adverse Effect.....................54
               (F) Parent Litigation..................................55

ARTICLE IV
      ADDITIONAL AGREEMENTS OF THE PARTIES............................55
      4.1      Taxes; Section 338(h)(10) Election.....................55
      4.2      Tax Return Filing......................................58
      4.3      Further Assurances.....................................59
      4.4      Access to Records......................................59
      4.5      Preservation of Records................................61
      4.6      Confidentiality........................................62
      4.7      Efforts; Consents......................................63
      4.8      Return of Information and Confidentiality..............63
      4.9      Ordinary Course of Business............................64
      4.10     Insurance Proceeds, Litigation Rights..................64
      4.11     Benefit Plans and Employee Matters.....................65
      4.12     Preservation of Business...............................67
      4.13     Litigation.............................................67
      4.14     Agreements.............................................68
      4.15     Continued Effectiveness of Representations and
               Warranties.............................................68
      4.16     Satisfaction of Conditions Precedent...................69
      4.17     Exclusivity............................................69
      4.18     Allocation of Certain Expenses of Parent...............70
      4.19     Certain Covenants of the Parent........................70
      4.20     Shareholder Approval...................................73

ARTICLE V
      CONDITIONS TO CLOSING...........................................74
      5.1      Conditions to Obligations of the Company...............74
               (A) Regulatory Authorizations..........................74


                                       ii
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               (B) Representations and Warranties; Covenants..........74
               (C) Certificates.......................................75
               (D) Opinions of Counsel to the Parent and the Merger
                   Sub................................................75
               (E) Expiration of Required Notice Period...............75
      5.2      Conditions to Obligations of the Parent and the
               Merger Sub.............................................75
               (A) Regulatory and other Authorizations................75
               (B) Representations and Warranties; Covenants..........76
               (C) Governmental Permits and Approvals.................76
               (D) Third Party Consents...............................76
               (E) Opinion of Counsel to the Company and the Sellers..77
               (F) Non-Competition....................................77
               (G) Certificate........................................77
               (H) Payoff Letter......................................77
               (I) VEBA Funding.......................................77

ARTICLE VI
      FEES RELATING TO THIS TRANSACTION...............................78

ARTICLE VII
      TERMINATION.....................................................79
      7.1      Termination............................................79
      7.2      Effect of Termination; Expenses........................80

ARTICLE VIII
      INDEMNIFICATION.................................................81
      8.1      Indemnification by the Sellers.........................81
      8.2      Indemnification by the Parent and the Merger Sub.......82
      8.3      ERISA, Tax and Contract Supplemental Indemnification
               by Each Seller.........................................82
      8.4      Survival of Representations and Warranties of the
               Sellers................................................84
      8.5      Certain Limitations on Indemnification Obligations.....86
      8.6      Defense of Claims......................................88
      8.7      Non-Third Party Claims.................................90
      8.8      Set-off Rights.........................................90

ARTICLE IX

      MISCELLANEOUS...................................................91
      9.1      Certain Definitions....................................91
      9.2      Sellers' Representative................................96
      9.3      Expenses...............................................98


                                      iii
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      9.4      Waivers and Amendments; Non-Contractual Remedies;
               Preservation of Remedies...............................99
      9.5      Public Disclosure.....................................100
      9.6      GOVERNING LAW.  ......................................100
      9.7      Notices...............................................102
      9.8      Section Headings......................................103
      9.9      Counterparts..........................................103
      9.10     Assignments...........................................103
      9.11     Entire Agreement, Enforceability and Miscellaneous....103

Schedules

Schedule 2.2    Price Per Share Illustration
Schedule 2.3(c) Deferred Tax Liability Calculation
Schedule 3.1(A) Organization and Qualification of the Company
Schedule 3.1(C) Capitalization
Schedule 3.1(F) Absence of Certain Changes or Events
Schedule 3.1(G) Litigation and Liabilities
Schedule 3.1(H) Permitted Liens
Schedule 3.1(I) Compliance with Laws
Schedule 3.1(J) Intangible Property
Schedule 3.1(K) Non-Contravention
Schedule 3.1(L) Consents and Approvals
Schedule 3.1(M) Employee Benefit Plans; ERISA
Schedule 3.1(O) Agreements
Schedule 3.1(P) Validity of Agreements
Schedule 3.1(Q) Groups
Schedule 3.1(R) Additional Representations
Schedule 3.1(T) Potential Conflicts of Interest
Schedule 3.1(U) Liabilities
Schedule 3.1(V) Real Property
Schedule 6.0    Certain Fees Relating to this Transaction

Exhibits

Exhibit I      Articles of Merger
Exhibit II     Subordinated Promissory Note
Exhibit III    Option Cancellation Agreement
Exhibit IV     Form of Opinion of Counsel to the Parent
Exhibit V      Form of Opinion of Counsel to the Company and the Sellers
Exhibit VI     Form of Non-Compete and Non-Disclosure Agreement
Exhibit VII    Certain Level of Effort Contracts


                                       iv
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               AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 13,
1998, by and among Anteon Corporation, a Virginia corporation (the "PARENT"), TM Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of the Parent (the "MERGER SUB"), TECHMATICS, Inc., a Virginia corporation (the "COMPANY"), each of the individuals designated on the signature pages hereof as a Seller (each a "SELLER" and collectively, the "SELLERS") and Joseph Maurelli, as a Seller and in his capacity as the representative of the Sellers (the "SELLERS' REPRESENTATIVE"). The Merger Sub and the Company are sometimes collectively referred to herein as the "CONSTITUENT CORPORATIONS."

                              W I T N E S S E T H :

               WHEREAS, the respective boards of directors of the Parent, the Merger Sub and the Company have approved this Agreement pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the "MERGER") on the terms and conditions contained herein and in accordance with the Virginia Stock Corporation Act (the "VSCA");

               WHEREAS, Sellers are hereby consenting to the adoption of this Agreement and the Merger and are agreeing to vote for and approve this Agreement and the Merger in accordance with the articles of incorporation and bylaws of the Company and the VSCA;

               WHEREAS, the execution of this Agreement by the Sellers, the execution of a unanimous written consent by all holders of the Company's Class A Common Stock delivered to the Secretary of the Company on April 17, 1998 (the
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                                                                               2


"UNANIMOUS WRITTEN CONSENT") and the execution of a second unanimous consent by all holders of the Company's Class A Common Stock delivered to the Secretary of the Company on the date hereof and to be effective at the Effective Time (the "EFFECTIVE TIME UNANIMOUS CONSENT"), constitute the only actions necessary to be taken by shareholders of the Company ("SHAREHOLDERS") in order to adopt this Agreement under the Company's articles of incorporation and bylaws and the VSCA;

               WHEREAS, the Sellers are the beneficial and record owners of 100% of the issued and outstanding shares of the Company's Class A Common Stock, 60.5% of the Company's Class A Nonvoting Common Stock, and 87.7% of the combined Common Stock of the Company (the Class A Common Stock and the Class A Nonvoting Common Stock are referred to together as the "COMMON STOCK");

               WHEREAS, the waiting period required for this Merger pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on March 15, 1998; and

               WHEREAS, the Parent, the Merger Sub, the Sellers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

               NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
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                                                                               3


                                    ARTICLE I

                                   THE MERGER

             1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the VSCA, the Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of the Merger Sub shall cease and the other effects of the Merger shall be as set forth in Section 13.1-721 of the VSCA.

             1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1615 L Street, Washington, D.C. 20036- 5694, at 10:00 a.m. Washington, D.C., time on May 29, 1998, or on such later date thereafter on which each of the conditions set forth in Article V have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent, the Merger Sub and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." At the Closing, the Parent, the Merger Sub and the Company shall cause the articles of merger (the "ARTICLES OF MERGER") attached hereto as Exhibit I to be executed and filed with the State Corporation Commission of the Commonwealth of Virginia (the "COMMISSION") in accordance with the VSCA. The Merger shall become effective as of the date and time (the "EFFECTIVE TIME") a certificate of merger is issued by the Commission with
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respect to the Merger, unless a later date and time is specified in the Articles of Merger pursuant to the VSCA.

             1.3 Articles of Incorporation. The articles of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the articles of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law, except that the name of the Surviving Corporation shall be "TECHMATICS, Inc."

             1.4 Bylaws. The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall become, from and after the Effective time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

             1.5 Directors and Officers. The directors and officers of the
Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify or their earlier resignation or removal. In addition, Joseph Maurelli shall be a director of the Surviving Corporation following the Effective Time for a period of not less than two years following the Effective Time so long as he remains an executive officer of the Surviving Corporation and Michael B. Maraghy shall be a director of the Surviving Corporation immediately following the Effective Time.
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                                                                               5


                                   ARTICLE II

                        CONVERSION OF SECURITIES FOR CASH

             2.1 Purchase Price. The Parent agrees to pay or cause to be paid, an aggregate consideration of (a) Thirty-Seven Million Dollars ($37,000,000) (the "AGGREGATE CONSIDERATION"), plus (b) any amounts payable under Sections 2.3(b) and (c), plus (c) any sum or sums due hereunder pursuant to Section 2.8, subject to any right of set-off the Parent may have pursuant to Section 8.8 (the "CONTINGENT CONSIDERATION") (the Aggregate Consideration and the Contingent Consideration being hereinafter referred to collectively as the "PURCHASE PRICE"), in order to acquire all of the shares of Common Stock outstanding at the Effective Time and to cause the rights of Option Holders (as defined in Section 2.4) to acquire Common Stock to be extinguished as of the Effective Time. The parties will accomplish the foregoing by means of the Merger and the amount, timing, and form of consideration to be payable to the Shareholders and Option Holders and the manner of payment is set forth in this Article II.

             2.2 Price Per Share. Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the times and subject to the other provisions of this Agreement, a per share amount (the "PER SHARE AMOUNT") equal to the sum of
(1) the quotient obtained by dividing (a) the sum of (i) the Purchase Price multiplied by a fraction the numerator of which is the number of shares of
Common Stock issued and outstanding immediately prior to the Effective Time
("N") and the denominator of which is the
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                                                                               6


sum of N PLUS the aggregate number of shares of Common Stock covered by Options (as defined in Section 2.4) outstanding immediately prior to the Effective Time ("S"), PLUS (ii) the aggregate exercise price of the Options outstanding immediately prior to the Effective Time ("EP"), by (b) N, PLUS (2) the amounts payable under Sections 2.3 (b) and (c). Schedule 2.2 sets forth for illustration an example of the calculations contemplated by Sections 2.2, 2.3 and 2.4.

             2.3 Payment. The Per Share Amount shall be paid as follows:

                  (a) Three days subsequent to the Effective Time, the Parent shall pay or cause the Surviving Corporation to pay to each Shareholder entitled to receive a payment under Section 2.2 an amount for each share of Common Stock held at the Effective Time (the "PER SHARE CLOSING AMOUNT") equal to the quotient obtained by dividing (a) the sum of (i) Twenty-seven Million Dollars ($27,000,000) multiplied by a fraction the numerator of which is N and the denominator of which is the sum of N plus S, PLUS (ii) EP multiplied by the fraction obtained by dividing 27 by 37, by (b) N.

                  (b) On December 15, 1998, for each share of Common Stock held by such Shareholder, the Parent shall pay or cause the Surviving Corporation to pay to each Shareholder entitled to receive a payment under Section 2.2 the quotient of One Million Dollars ($1,000,000) divided by N, as partial reimbursement of the estimated Deferred Tax Liability (as defined in Section 9.1) .

                  (c) On April 1, 1999, the Parent shall pay or cause the Surviving Corporation to pay to each Shareholder entitled to receive a payment under Section 2.2, the quotient of Three Million Dollars ($3,000,000) divided by N for each
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                                                                               7


share of Common Stock held by such Shareholder, as partial reimbursement of the estimated Deferred Tax Liability.

                  (d) At the Closing, the Parent shall deliver to each Shareholder entitled to receive a payment under Section 2.2, a subordinated promissory note due May 31, 2000 (the "NOTES"), in substantially the form of
Exhibit II, in principal amount equal to the quotient obtained by dividing (a) the sum of (i) Ten Million Dollars ($10,000,000) multiplied by a fraction the numerator of which is N and the denominator of which is the sum of N plus S, plus (ii) EP multiplied by the fraction obtained by dividing 10 by 37, by (b) N, for each share of Common Stock held by such Shareholder at the Effective Time.

                  (e) The Contingent Consideration to be paid pursuant to this Agreement, if any, shall be paid by the Parent in accordance with the terms of
Section 2.8, subject to any set-off right the Parent may have pursuant to
Section 8.8.

             2.4 Options. On or prior to the Closing Date, the Company shall cause each holder (an "OPTION HOLDER") of an option obligating the Company to issue any shares of Common Stock (each, an "OPTION") to enter into an agreement with the Company in the form of Exhibit III providing that each holder of an Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be entitled to receive in full settlement and cancellation of such Option, and in return for a waiver of all rights associated with such Option under the terms of any of the Company's option plans, the following consideration at the following times:

                  (a) At the Closing, the Parent shall pay or cause the Merger Sub to pay to each Person who is an Option Holder at the Effective Time an amount
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in cash for each Option held equal to the remainder of (i) Twenty-seven Million
Dollars ($27,000,000) MULTIPLIED by a fraction the numerator of which is the number of shares of Common Stock covered by such Option ("OS") and the denominator of which is the sum of N plus S, MINUS (ii) the exercise price of such Option ("OEP") MULTIPLIED by OS MULTIPLIED by the fraction obtained by dividing 27 by 37.

                  (b) At the Closing, the Parent shall deliver to the Company for delivery to each Person who is an Option Holder at the Effective Time a Note in principal amount for each Option held equal to the remainder of (i) Ten Million Dollars ($10,000,000) MULTIPLIED by a fraction the numerator of which is OS and the denominator of which is the sum of N plus S, MINUS (ii) OEP MULTIPLIED by OS MULTIPLIED by the fraction obtained by dividing 10 by 37.

                  (c) The Contingent Consideration to be paid pursuant to this Agreement, if any, shall be paid by the Parent in accordance with the terms of
Section 2.8, subject to any set-off right the Parent may have pursuant to
Section 8.8.

                  If any Option Holder shall fail to enter into an agreement referred to in the first paragraph of this Section 2.4, then the Company shall promptly exercise all its rights and give all required notice under its option plans so that the Option will be accelerated, vested and converted at the Effective Time into the consideration provided for in this Section 2.4, and the Closing Date and any termination rights under this Agreement will be tolled for a reasonable period not to exceed 45 days to permit the Company to take such actions.

             2.5 Merger Sub Common Stock. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall,
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                                                                               9


by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

             2.6 Exchange of Common Stock and Option Payments.

                  (a) Not later than three Business Days prior to the Closing, the Company shall mail to each Shareholder and to each Option Holder a notice and, as applicable, a transmittal form and/or an option cancellation and settlement form (in form and substance reasonably satisfactory to the Parent) advising such Shareholder and Option Holder of the procedure for delivering certificates to the Company and effecting payments for Options in accordance with Sections 2.3 and 2.4. At the Closing, the Company shall deliver to the Merger Sub all of the certificates that the Company shall have theretofore received, together with duly executed transmittal forms and option cancellation and settlement forms received by the Company from the Shareholders and Option Holders.

                  Thereafter, each holder of a certificate representing a share of Common Stock not delivered to the Merger Sub, may surrender to the Surviving Corporation such certificate together with an executed transmittal form, and receive from the Surviving Corporation in exchange therefor the payment or payments called for under Section 2.3, and each Option Holder may deliver an option cancellation and settlement form and receive from the Surviving Corporation in exchange therefor the amount payable under Section 2.4, in each case without interest. Upon surrender of any such certificates, such certificates shall be canceled. The Surviving Corporation may set off any amount owed by a Shareholder or Option Holder to the Company or
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                                                                              10


any of the Subsidiaries immediately prior to the Effective Time against any payment due under this Agreement.

                  (b) If the consideration payable for any share of Common Stock is to be delivered to a person other than the person in whose name the certificate representing such shares is registered, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers, in either case signed as the name of the record holder appears on such certificate, and shall otherwise be in proper form for transfer, and that the person requesting such delivery shall pay to the Surviving Corporation any transfer or other taxes required by law as a result of such delivery to a person other than the record holder of the certificate surrendered, or shall establish to the Surviving Corporation's satisfaction that such tax has been paid or is not payable.

                  (c) Any amounts remaining unclaimed by holders of shares of Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                  (d) Each Shareholder shall cease at the Effective Time to have any rights as a Shareholder of the Company or the Surviving Corporation (other than rights to receive the payments provided for in Section 2.3) and each Option Holder shall cease to have any rights under the Option Plan or the option agreements pursuant to which it acquired its Options (other than to receive the payments provided
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                                                                              11


for in Section 2.4), and no transfer of shares of the Company's capital stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

             2.7 Withholding: Net Payments. Notwithstanding anything in this Agreement to the contrary, any amount paid pursuant to this Agreement or the Notes to Option Holders, including without limitation the payments to Option Holders under Section 2.4, or to Shareholders that are not United States Persons, as defined in Section 7701(a)(30) of the Code (as defined below in Section 3.1(M)(ii)), shall be net of all applicable federal, state and local withholding taxes, as determined by the Surviving Corporation and agreed to by the Sellers' Representative. The Surviving Corporation shall withhold and remit to the appropriate taxing authority all such withholding taxes due in connection with the payments made by it, and such remittance shall be deemed a payment of amounts owed to any person entitled to payment pursuant to this Agreement. Any payment to non-employee Option Holders shall be at the minimum withholding amount required by applicable law. Prior to the Effective Time, the Company shall use its reasonable efforts to take such actions as shall be necessary to allow for compliance with this Section 2.7.

             2.8 Determination and Payment of Contingent Consideration.

                  (a) The Parent shall, at its sole cost and expense, cause the Accountant to deliver to the Parent and the Sellers' Representative not later than September 30, 1999, a statement of Operating Profit (as defined in Section 9.1) for the Company for the fiscal year 1999 (July 1, 1998 - June 30, 1999) in accordance with GAAP applied on a consistent basis (the "STATEMENT OF OPERATING PROFIT"). Notwithstanding the foregoing, the Parent may elect to modify the Company's actual financial reporting to conform to a calendar year basis consistent with the Parent's fiscal year, in which event the Parent shall cause the Statement of Operating Profit to be delivered by April 1, 2000, and shall pay interest at the rate of six percent per annum commencing September 30, 1999, increasing to seven and one-half percent per annum commencing April 1, 2000, on the amount of any Contingent Consideration subsequently determined to have been earned in accordance with this Section 2.8; PROVIDED, HOWEVER, that the Parent shall nevertheless continue to separately track, through its automated financial reporting system, the performance of contracts comprising the Company's business as if the Company had continued to operate on a June 30, 1999 fiscal year basis. Concurrent with the delivery of the Statement of Operating Profit, the Accountant shall certify to the Parent that the Statement of Operating Profit was calculated in accordance with the provisions of this Agreement (and the Parent shall use its reasonable efforts to cause the Accountant to allow access to the Accountant's workpapers prepared in connection with the Statement of Operating Profit to the Sellers' Representative in order to assist the Sellers' Representative to determine whether the Statement of Operating Profit was calculated in accordance with the provisions of this Agreement, if the Sellers' Representative executes and delivers on behalf of himself and the Sellers the Accountant's customary agreement for indemnification and release of liability (an "INDEMNIFICATION AGREEMENT") in a form acceptable to the Accountant).

                  (b) The Sellers' Representative and his agents shall have reasonable access to all personnel of the Company and shall have the right to review all books, accounting records and other materials of the Company and the Subsidiaries relevant to the preparation of the Statement of Operating Profit that the Sellers' Representative or his agents may reasonably request. In addition, the Parent shall use its reasonable efforts to cause the Sellers' Representative and his agents, after execution and delivery by the Seller's Representative and such agents of the Indemnification Agreement with respect to the Statement of Operating Profit, to have reasonable access to all personnel of the Accountant involved in the preparation of the Statement of Operating Profit and to be permitted to review the Accountant's audit work papers with respect thereto. In the event that the Parent and/or the Sellers' Representative disagree(s) in any respect with the Statement of Operating Profit, the Sellers' Representative and/or the Parent shall deliver to the other, within twenty-one (21) days after delivery by the Accountant of such Statement of Operating Profit, a written notice (an "OBJECTION NOTICE") specifying the matters to which it objects and the basis for such disagreement (together with any authority or documentation supporting its position). Any Objection Notice may include disagreements with respect to any adjustments in the calculation of Operating Profit made pursuant to Section 4.19(A) of this Agreement, such disagreement to be resolved in accordance with the methodology provided in this Section 2.8 of this Agreement. The Parent and the Sellers' Representative shall thereupon endeavor in good faith to resolve any disagreement or dispute arising out of the Objection Notice. In the event such parties do so, such parties shall promptly execute a document which sets forth the resolution of such disagreement or dispute.

                  (c) In the event that the Parent or the Sellers'
Representative timely receives an Objection Notice and the Sellers' Representative and the Parent are
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                                                                              14


unable to resolve the disagreement specified in the Objection Notice within ten
(10) Business Days after receipt of the Objection Notice, the disagreement shall be submitted to a nationally recognized firm of independent public accountants (other than the Accountant) chosen by the Parent and the Sellers' Representative (the "CONTINGENCY ACCOUNTANT"); PROVIDED that if the Parent and the Sellers' Representative are unable to agree on such accountants within fourteen (14) days following the end of such ten (10) Business Day period, then the Parent and the Sellers' Representative will within seven (7) days following the end of such fourteen (14) day period jointly request that the president of the American Arbitration Association (the "AAA") select an accountant, such accountant to be associated with a nationally recognized accounting firm other than the Accountant (such AAA-appointed accountant to be deemed the "CONTINGENCY ACCOUNTANT" for purposes of this Agreement). Upon delivery to the Parent and the Sellers' Representative of a statement in writing setting forth the conclusion of the Contingency Accountant's opinion of the disputed item or items and the effect of such conclusion on the Statement of Operating Profit, such determination shall be final and binding upon the Parent and the Sellers without any further right of appeal.

                  (d) The Contingency Accountant shall have reasonable access to all personnel of the Company and shall have the right to review all books, accounting records and other materials pertaining to the Statement of Operating Profit that the Contingency Accountant shall request. The Contingency Accountant shall render its determination on the disagreement submitted to it within sixty
(60) days of submission of the disagreement by the Parent and the Sellers' Representative. The

Statement of Operating Profit will be deemed to be final, binding and not subject to appeal (the "FINAL STATEMENT OF OPERATING PROFIT"), on and as of the first to occur of the following: (i) the expiration of the twenty-one (21) day period referred to in Section 2.8(b) without the delivery of an Objection Notice respecting the Statement of Operating Profit; (ii) the execution of a document pursuant to Section 2.8(b), setting forth the resolution of any dispute described in any Objection Notice respecting the Statement of Operating Profit, by the Sellers' Representative and the Parent; and (iii) the date that the Contingency Accountant delivers the relevant determination to the Parent and the Sellers' Representative pursuant to Section 2.8(c), it being understood that the Final Statement of Operating Profit shall mean a Statement of Operating Profit as modified by any such resolution or determination.

                  (e) Payment of Contingent Consideration. The Shareholders and the Option Holders shall be entitled to receive $3.75 million of aggregate Contingent Consideration if the Company's Operating Profit as set forth on the Final Statement of Operating Profit (the "FINAL OPERATING PROFIT") is $5.4 million or greater, but less than $5.7 million. Alternatively, the Shareholders and the Option Holders shall be entitled to receive $4.375 million of aggregate Contingent Consideration if the Company's Final Operating Profit is $5.7 million or greater, but less than $6.0 million. Alternatively, the Shareholders and the Option Holders shall be entitled to receive $5.0 million if the Company's Final Operating Profit is $6.0 million or greater, but less than $6.6 million. Alternatively, the Shareholders and the Option Holders shall be entitled to receive $5.625 million of aggregate Contingent Consideration if the Company's Final Operating Profit is $6.6 million or greater, but less than $7.2 million. Alternatively, the Shareholders and the Option Holders shall be entitled to receive $6.25 million of aggregate Contingent Consideration if the Company's Final Operating Profit is $7.2 million or greater. The Parent shall pay or cause to be paid to each Shareholder and the Parent shall pay or cause the Surviving Corporation to pay to each Option Holder the aggregate Contingent Consideration payable hereunder divided by the sum of N plus S for each share of Common Stock held or covered by Options held by such Person at the Effective Time. Any payment required to be made under this Section 2.8 shall be made not later than the tenth (10th) Business Day after the Statement of Operating Profit is deemed to be the Final Statement of Operating Profit.

                  (f) Fees and expenses, if any, of the Contingency Accountant with respect to the Statement of Operating Profit shall be paid by the Company, except that such fees and expenses shall be paid by the Shareholders and Option Holders pro rata by number of shares of Common Stock owned or covered by Options held at the Effective Time if the Sellers' Representative delivers an Objection Notice with respect to the Statement of Operating Profit which does not result in an increase in the Contingent Consideration payable under this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

             3.1 Representations and Warranties of the Company and the Sellers. Each of the Sellers represents and warrants (it being understood that as to the matters set forth in Sections 3.1(B)(i), 3.1(B)(iii), 3.1(D), 3.1(K)(i) and 3.1(T) each Seller is making such representation and warranty with respect to such Seller only), and the Company represents and warrants (except as to the matters set forth in Sections 3.1(B)(i), 3.1(B)(iii), 3.1(D) and 3.1(K)(i), as to which no representation or warranty is made by the Company), to the Parent and Merger Sub that:

                  (A) Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). "COMPANY MATERIAL ADVERSE EFFECT," as used in this Agreement, shall mean any event, change or effect that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or reasonably anticipated prospects of the Company and its Subsidiaries taken as a whole. The copies of the Certificates of Incorporation and By-Laws (or comparable instruments) of the Company and each of the Subsidiaries previously delivered to the Parent or its counsel, in each case as amended, are complete and correct.
Schedule 3.1(A) sets forth the name and jurisdiction of organization of each corporation or other entity which the Company directly or indirectly controls (each, a "SUBSIDIARY," and collectively, "SUBSIDIARIES") and each other corporation or other entity in which the Company directly or indirectly owns or has the power to vote capital stock or other ownership interests. The Company does not directly or indirectly own any interest in any other person or entity. Each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being and as heretofore conducted. The respective minute books, or comparable records, of the Company and each of the Subsidiaries contain true and complete records of all meetings and consents in lieu of meetings of their Boards of Directors or similar governing bodies (and any committees thereof) and of their stockholders (or partners or members) since the times of their respective incorporation or formation, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting in all material respects. The stock books (or analogous ownership records) of the Company and each of the Subsidiaries are true and complete.

                  (B) Authority to Execute and Perform Agreement.

                        (i) Each Seller has all requisite power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party (and, if applicable, a Non-Compete and Non-Disclosure Agreement) and to perform fully such Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Seller, and on the Closing Date, each and every agreement and instrument contemplated hereby to which such Seller is a party on the Closing Date (including, if applicable, a Non-Compete and Non-

Disclosure Agreement) will be duly executed and delivered by such Seller. Assuming due execution and delivery hereof and thereof by the Parent, this Agreement and each such other agreement and instrument will be valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                        (ii) The Company has full right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party and to perform fully its obligations hereunder and thereunder. The Board of Directors, at a meeting duly called and convened, has unanimously adopted a resolution approving and adopting this Agreement and the Merger. This Agreement has been duly authorized, executed and delivered by the Company, and on the Closing Date, each and every agreement and instrument contemplated hereby to which the Company is a party on the Closing Date will be duly executed and delivered by the Company. Assuming due execution and delivery hereof and thereof by the Parent, this Agreement and each such other agreement and instrument will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                        (iii) The Sellers' Representative has all requisite power and authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which he is or will be a party and to perform fully his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Sellers' Representative, and on the Closing Date, each and every agreement and instrument contemplated hereby to which the Sellers' Representative is a party on the Closing Date will be duly executed and delivered by the Sellers' Representative. Assuming due execution and delivery hereof and thereof by the Parent, this Agreement and each such other agreement and instrument will be valid and binding obligations of the Sellers' Representative enforceable against the Sellers' Representative, in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                  (C) Capital Stock. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, with a par value of $0.01 each, of which 2,500,000 shares are denominated Class A Common Stock, and 7,500,000 shares are denominated Class A Nonvoting Common Stock. Of the 10,000,000 shares, 1,463,334 of the Class A Common Stock shares and 658,066 of the Class A Nonvoting Common Stock shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and are owned beneficially and of record by the Shareholders, in the respective amounts set forth on Schedule 3.1(C), free and clear of any pledges, liens, charges, encumbrances, voting or transfer restrictions, security interests, restrictions and claims of any kind ("LIENS"). The Company has no other authorized, issued or outstanding class of capital stock. The entire interest in each of the Subsidiaries that is owned by the Company, is owned by the Company in the amounts set forth on Schedule 3.1(C), free and clear of any Liens. Except for options granted under the Option Plan, the amounts and exercise prices of which are as set forth on Schedule 3.1(C), there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments of any character relating to (i) the authorized and unissued capital stock of the Company or any of the Subsidiaries, or (ii) any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company or any of the Subsidiaries any shares of capital stock of the Company or any of the Subsidiaries, and no such convertible or exchangeable securities or obligations are outstanding. The Shareholders are the lawful owners, beneficially and of record, of all of the Common Stock of the Company, free and clear of all Liens. Immediately after giving effect to the Merger, Parent will own free and clear of any Liens all of the outstanding capital stock of the Surviving Corporation (except for Liens that may attach by reason of the Parent's ownership thereof) and no Option shall be outstanding.

                  (D) Vote Required. The execution and delivery of this Agreement, the Unanimous Written Consent and the Effective Time Unanimous Consent constitutes the only vote, consent or approval of the holders of any class or series of capital stock of the Company necessary to approve the Merger and no further action of the Shareholders or Option Holders is necessary to consummate the transactions contemplated by this Agreement.

                  (E) Financial Statements. The consolidated balance sheets of the Company and the Subsidiaries as of June 30, 1997, and June 30, 1996, and the related consolidated statements of income, shareholders' equity and changes in financial position for the years then ended, including the footnotes thereto, audited by Grant Thornton LLP, independent certified public accountants, which have been delivered to the Parent, fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at such dates, and the consolidated results of operations and changes in financial position, as the case may be, of the Company and the Subsidiaries for such respective periods, in each case in accordance with GAAP consistently applied. (The foregoing consolidated financial statements of the Company and the Subsidiaries as of June 30, 1997, and for the year then ended are sometimes herein called the "AUDITED FINANCIALS." The foregoing balance sheet included in the Audited Financials is sometimes herein called the "BALANCE SHEET.") The unaudited balance sheet of the Company as of March 31, 1998, and the related statements of income, shareholders' equity and changes in financial position for the nine months then ended, including the footnotes thereto, which have been delivered to the Parent, fairly present, in all material respects, the financial position of the Company as of such dates and the results of operations of the Company for the nine months then ended, in each case in conformity with GAAP, applied on a basis consistent with that of the Audited Financials (subject to the normal year-end audit adjustments, none of which will be material).

                  (F) Absence of Certain Changes or Events. Except as described herein or in Schedule 3.1(F), from June 30, 1997, there has been no change in the business, properties, assets, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries which has resulted or reasonably could be expected to result in or which the Sellers, the Company or any Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect, and none of the Sellers, the Company or any of the Subsidiaries knows of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Sellers, the Company or any Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.1(F), from June 30, 1997, neither the Company nor any of the Subsidiaries has: (i) purchased, agreed to purchase, retired, redeemed or called for redemption any of its outstanding shares, issued or sold or purchased any options, warrants, shares, bonds or other securities, interests or rights to acquire any of its securities or interests, or declared or paid any dividend or distribution on or authorized or effected any split up or recapitalization of any such securities; (ii) made or authorized any change in its certificate of incorporation or bylaws (or comparable instruments); (iii) made or contracted for any capital expenditures in excess of $10,000 per item and $50,000 in the aggregate, or made any other commitments or disbursement or incurred or paid any liabilities or obligations, except in the usual and ordinary course of business consistent with past practice (the "ORDINARY COURSE OF BUSINESS"); (iv) sold, leased, abandoned, or otherwise transferred (or contracted to sell, lease or otherwise transfer) any of its assets or properties, except in the Ordinary Course of Business, or mortgaged, pledged or subjected to any Lien any of its assets; (v) canceled any debts or claims or waived any rights in excess of $10,000 in the aggregate; (vi) transferred or granted any material right under any lease, license, agreement, or other valuable asset; (vii) merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business; (viii) entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, program, agreement or arrangement, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder; (ix) except for short-term bank borrowings in the Ordinary Course of Business, incurred any indebtedness for borrowed money; (x) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or lives adopted by it, except concurrently with changes in GAAP; (xi) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than those made in the Ordinary Course of Business; (xii) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the Ordinary Course of Business), or made any other loan or advance otherwise than in the Ordinary Course of Business;
(xiii) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments made in the Ordinary Course of Business to persons other than its officers or directors; (xiv) except in the Ordinary Course of Business, entered into or materially amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, in each case, calling for an aggregate purchase or sale price or payments of more than $50,000, or pursuant to which it agreed to indemnify any party or to refrain from competing with any party; (xv) except in the Ordinary Course of Business and in amounts less than $10,000 in each case, incurred, guaranteed or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable); (xvi) except for inventory or equipment acquired in the Ordinary Course of Business, made any acquisition of all or any part of the assets (except for purchases of assets held for sale in the Ordinary Course of Business for less than $10,000 in the aggregate), properties, capital stock or business of any other person;
(xvii) paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the Ordinary Course of Business; (xviii) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries; (xix) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the assets, properties, business, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries; or
(xx) agreed, whether in writing or otherwise, to take any action described in this Section 3.1(F).

                  (G) Litigation and Liabilities. Except as listed on Schedule 3.1(G) hereto and subject to Section 8.5(a)(ii), there are no actions, suits, demands, or claims or legal, administrative or arbitral proceedings, hearings or investigations pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened against or involving the Company or any of the Subsidiaries or any of their respective property or assets. Except as set forth on Schedule 3.1(G) and subject to Section 8.5(a)(ii), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of the Subsidiaries.

                  (H) Title to Properties; Absence of Liens, etc. The Company and each of the Subsidiaries has good title to all of its properties and assets, real, personal and fixed, free and clear of any Liens, except (i) for Liens for Taxes (as defined herein) not yet due and payable, (ii) as reflected in the Balance Sheet, (iii) for such properties and assets as may have been sold since the date hereof in the

Ordinary Course of Business, (iv) Liens not securing debt that do not materially detract or interfere with the value of the property, and (v) Liens set forth on
Schedule 3.1(H) hereto ("PERMITTED LIENS"). All of the Company's and each Subsidiary's properties and assets are, in all material respects, in good operating condition and repair, subject to ordinary wear and tear, unless surplus to the Company's prudent and reasonable business needs.

                  (I) Licenses and Registrations; Compliance with Laws, etc. The Company and each of the Subsidiaries has all permits, authorizations, licenses, orders, registrations and approvals of, and has made all required registrations with, any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (each a "GOVERNMENTAL BODY," and collectively, "GOVERNMENTAL BODIES") which are material to or necessary for the Company and each of the Subsidiaries to carry on their respective businesses as presently conducted or material to the intended use of any properties of the Company or any of the Subsidiaries (collectively, "PERMITS"). Such Permits are in full force and effect; subject to Section 8.5(a)(ii) no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened to revoke or limit any Permit. The Company and each of the Subsidiaries is in compliance in all material respects with the terms of such Permits. Except as listed on Schedule 3.1(I) hereto and subject to Section 8.5(a)(ii), the businesses of the Company and each Subsidiary are not being conducted in conflict with, violation of or default under any law, rule, decree, regulation, ordinance or order applicable to their businesses, properties, assets and operations (including, without limitation, those relating to wages and hours, occupational health and safety, record keeping, customs, environmental matters, export control, hazardous waste disposal, pollution control, possession of classified information or zoning), and the Company has filed with the proper authorities all statements and reports required by all applicable laws, rules, decrees, regulations, judgments, injunctions, awards, ordinances and orders. The Company and each of the Subsidiaries has at all times complied with the provisions of The Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor any of the Subsidiaries has made any illegal payment to officers or employees of any governmental or regulatory body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of the sales made or to be made by the Company or any of the Subsidiaries.

                  (J) Intangible Property. Schedule 3.1(J) sets forth a list of all patents, trademarks, copyrights, service marks, trade names and franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company or any of the Subsidiaries relating to any of the foregoing (collectively, "INTELLECTUAL PROPERTY RIGHTS"). Except as disclosed on Schedule 3.1(J), (i) the use and registration of such Intellectual Property Rights do not conflict with the intellectual property rights of any other person, firm or corporation and to the Knowledge of the Company, the Subsidiaries or any of the Sellers, no other person's, firm's or corporation's operations conflict with the use and registration of the Intellectual Property Rights; (ii) there are not now any suits pending or, to the Knowledge of any of the Sellers, the Company or any of the Subsidiaries, threatened against or by the Company or any of the Subsidiaries claiming a conflict by the Company or any of the Subsidiaries with the Intellectual Property Rights; (iii) none of the Sellers, the Company or any of the Subsidiaries has notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the Intellectual Property Rights listed on Schedule 3.1(J), and none of the Company, any of the Subsidiaries or any of the Sellers knows of any reasonable basis for any such charge or claim; and (iv) the Intellectual Property Rights are owned by the Company or its Subsidiaries free and clear of all liens, claims, charges, mortgages, pledges, security interests and other encumbrances of any nature whatsoever.

                  (K) Non-Contravention.

                        (i) The execution and delivery of this Agreement by each Seller and the execution of each and every other agreement and instrument contemplated hereby by or on behalf of, and the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and each such other agreement and instrument in accordance with their respective terms will not (a) violate any provision of the Certificate of Incorporation or By-Laws (or comparable instruments) of the Company or any of the Subsidiaries, (b) except as set forth on Schedule 3.1(K), violate, conflict with or result in the breach of any material provision of, or result in a material modification of or otherwise entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a material default (by way of substitution, novation or otherwise) under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "CONTRACTS") to which the Company or any of the Subsidiaries is a party or by or to which any of the Company's or any Subsidiary's assets or properties may be bound or subject and which is required to be disclosed under this Agreement, (c) result in the creation or imposition of any material Lien upon any of the property or assets of the Company or any of the Subsidiaries pursuant to any provision of, any Contract or Lien, (d) subject to Section 8.5(a)(ii), violate any law, regulation, statute, injunction, order, arbitration award, judgment or decree applicable to, against, or binding upon, the Company or any of the Subsidiaries or by which any of the Company's or any Subsidiary's securities, business or property is bound, or (e) subject to Section 8.5(a)(ii), violate or result in the revocation or suspension of any Permit.

                        (ii) The execution and delivery of this Agreement by the Company and each and every other agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby and thereby and the performance by the Company of this Agreement and each such other agreement and instrument in accordance with their respective terms will not

(a) violate any provision of the Articles of Incorporation or By-Laws (or comparable instruments) of the Company or any of the Subsidiaries, (b) except as set forth on Schedule 3.1(K), violate, conflict with or result in the breach of any material provision of, or result in a material modification of or otherwise entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a material default (by way of substitution, novation or otherwise) under, any Contract to which the Company or any of the Subsidiaries is a party or by or to which any of the Company's or any of the Subsidiaries' assets or properties may be bound or subject and which is required to be disclosed under this Agreement, (c) result in the creation or imposition of any material Lien upon any of the property or assets of the Company or any of the Subsidiaries pursuant to any provision of, any Contract or Lien, (d) subject to Section 8.5(a)(ii), violate any law, regulation, statute, injunction, order, arbitration award, judgment or decree applicable to, against, or binding upon, such Seller, the Company or any of the Subsidiaries or by which any of such Seller's, the Company's or any Subsidiary's securities, business or property is bound or (e) subject to Section 8.5(a)(ii), violate or result in the revocation or suspension of any Permit.

                  (L) Consent and Approvals. Except as set forth on Schedule 3.1(L), none of the execution and delivery of this Agreement and each and every other agreement and instrument contemplated hereby by the Company, the Sellers and/or the Sellers' Representative, the consummation by the Company, the Sellers and/or the Sellers' Representative of the transactions contemplated hereby or thereby or compliance by the Company, any Seller and/or the Sellers' Representative with any of the provisions hereof or thereof will require any consent, approval or action of, or make any filing with or give notice to, any Governmental Body.

                  (M) Employee Benefit Plans; ERISA. Set forth on Schedule 3.1(M) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including, without limitation, each "employee benefit plan" as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to or required to be contributed to by the Company or any of the Subsidiaries for the benefit of any employee or terminated employee of the Company or any of the Subsidiaries, or with respect to which the Company or any of the Subsidiaries has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (the "PLANS").

                        (i) Except as disclosed on Schedule 3.1(M), with respect to each Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Audited Financials. Except as set forth on Schedule 3.1(M), the Company and each of the Subsidiaries is not and has not in the past been a member of a "controlled group" for purposes of Section 414(c) of ERISA, nor does the Company or any of the Subsidiaries have any liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.

                        (ii) Except as disclosed on Schedule 3.1(M), each Plan is in compliance with all applicable laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"). Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code (a) has been determined by the Internal Revenue Service (the "IRS") to be so qualified and neither the Company nor any of the Subsidiaries, nor any of the Sellers has any Knowledge that any Plan has been operated in a manner that would jeopardize such qualification and (b) its related trust has been determined to be exempt from taxation under Code Section 501(a) or the Company or the relevant Subsidiary, as the case may be, has requested an initial favorable IRS determination of qualification and/or exemption. None of the Company nor any of the Subsidiaries or any of the Sellers knows of any fact which would adversely affect the qualified status of such Plans or the exempt status of such trusts, and the Company and each of the Subsidiaries has received a favorable IRS determination as to the qualified status of each such Plan with respect to the Tax Reform Act of 1986 and has been operated in conformity with all applicable laws.

                        (iii) Except as disclosed on Schedule 3.1(M), with respect to each Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company or any of the Subsidiaries, the

Sellers have delivered or made available, (or have caused the Company and each of the Subsidiaries heretofore to have delivered or made available) to the Parent accurate and complete copies, if applicable, of: (a) all Plan texts and agreements and related trust agreements or annuity contracts, (b) all summary plan descriptions and material modifications thereto and all other material employee communications, (c) the most recent Forms 5500, if applicable, and annual report, including all schedules thereto, (d) the most recent annual and periodic accounting of plan assets, (e) the most recent determination letter received from the IRS, (f) the most recent actuarial valuation, and (g) all material communications with any Governmental Body.

                        (iv) With respect to each Plan: (i) such Plan has been administered and enforced in accordance with its terms; (ii) no breach of fiduciary duty has occurred; (iii) no dispute is pending, or to the Knowledge of any of the Sellers, the Company or any of the Subsidiaries, threatened; (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; (v) all contributions and premiums due have been fully accrued on the Company's and each of the Subsidiary's financial statements and have been made on a timely basis. There are no unfunded benefit obligations which are not accounted for by reserves or otherwise properly footnoted in accordance with GAAP on the Company's or a Subsidiary's financial statements.

                        (v) No Plan is a "defined benefit pension plan" (as defined in Code Section 414(j)), a "multiemployer plan" (as defined in ERISA
Section 3(37)) or a "multiple employer plan" (as described in Code Section
413(c))
nor do the Company or any of the Subsidiaries have any liability to contribute (or have at any time contributed or had an obligation to contribute) to any multiemployer plan. No Plan will become a multiple employer plan with respect to the Company or any of the Subsidiaries immediately after the Closing Date.

                        (vi) There is no arrangement under any Plan with respect to any employee that would result in the payment of any amount that by operation of Code Section 280(G) or 162(m) would not be deductible by the Company or any of the Subsidiaries.

                        (vii) With respect to each Plan which is a "welfare plan" (as described in ERISA Section 3(1)): (i) no such plan provides medical or death benefits, nor shall the Company or any of the Subsidiaries be liable or obligated for any expenses, with respect to current or former employees of the Company or any of the Subsidiaries for periods beyond their termination of employment (other than coverage mandated by law), and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan referred to in subsection (i) of this paragraph.

                        (viii) Except as disclosed on Schedule 3.1(M), the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual,
(iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code Sec tion 280G(b)(1); or (iv) constitute or involve a prohibited transaction (as defined in

ERISA Section 406 or Code Section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

                  (N) Insurance Policies. True and complete copies of all policies of fire, casualty, liability, product liability, burglary, fidelity, worker's compensation, life, vehicular and other forms of insurance held by or on behalf of the Company or the Subsidiaries have been made available to the Parent or its representatives. All premiums due and payable for such insurance have been duly paid, and such policies, or extensions, renewals or replacements (on comparable terms to the extent available) thereof, in such amounts will be outstanding and in full force and effect without interruption up to the Closing Date. Such policies insure against all risks and liabilities to an extent and in a manner customarily insured against by persons operating comparable properties, assets or businesses in the same geographic locations. The Company has made available to the Parent a brief description (specifying the insurer and the policy number or covering note number with respect to binders, describing each pending claim thereunder of more than $25,000, setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company or any of the Subsidiaries. The Company has made available to the Parent with respect to each policy a list and brief description of all claims in excess of $25,000 (exclusive of claims under medical and dental policies) made by the Company or any of the Subsidiaries during the

Company's past two fiscal years and the amount paid out under each policy with respect to such claims. None of the Company, any of the Subsidiaries or any of the Sellers has any Knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Company or any of the Subsidiaries which will not be fully covered by such policies. Neither the Company nor any of the Subsidiaries has received any written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future.

                  (O) Agreements. Schedule 3.1(O) hereto lists all of the following contracts and other agreements to which the Company or any of the Subsidiaries is a party or by or to which any of them or any of their assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a contracting person; (ii) contracts and other agreements with any labor union or association representing any employee; (iii) contracts and other agreements, including teaming agreements, that the Company has, or intends to have, with TECHMATICS Next Century Integration, L.L.C. ("TNCI") or TECHMATICS Information Alliance and Communications, L.L.C. ("TIAC") (or with any Person affiliated or associated with TNCI or TIAC) for the performance or pursuit of business opportunities of mutual interest; (iv) contracts and other agreements calling for an aggregate purchase or sale price or payments of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause; (v) contracts and other agreements calling for an aggregate purchase or sale price or payments of more than $50,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) for the sale of any of its assets or properties other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets or properties;
(vi) joint venture agreements; (vii) contracts or other agreements under which the Company or any of its Subsidiaries agrees to indemnify any party or to share tax liability of any party; (vii) contracts and other agreements calling for an aggregate purchase or sale price or payments of more than $50,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) that cannot be canceled by the Company or any of the Subsidiaries with less than ninety days' notice without incurring liability, premium or penalty; (viii) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (ix) contracts and other agreements containing obligations or liabilities of any kind to holders of the Company's or any of the Subsidiaries' securities as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws); (x) contracts and other agreements containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area; (xi) contracts and other agreements relating to the acquisition by the Company or any of the Subsidiaries of any operating business or the capital stock of any other person; (xii) options for the purchase of any asset, tangible or intangible, requiring the payment to any person of a commission or fee;
(xiii) contracts and other agreements for the payment of fees or other consideration to any officer or director of the Company or any of the Subsidiaries or to any other entity in which any of the foregoing has an interest; (xiv) contracts and other agreements relating to the borrowing of money except for such contracts and agreements involving a principal amount of not more than $10,000 in the aggregate; (xv) contracts with any of the Sellers or any corporation in which any of such Sellers, individually or in the aggregate, owns a controlling interest (other than the Company or any of the Subsidiaries) or in which any Seller is a director, officer or employee; and
(xvi) any other contract or other agreement calling for an aggregate purchase price or sale price or payments of more than $25,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) whether or not made in the Ordinary Course of Business. True and complete copies of all of the foregoing, in each case as amended to date, have been delivered to, or, to the extent not requested to be delivered, have been made available for inspection by, the Parent.

                  (P) Validity of Agreements. All contracts, leases, commitments and other agreements described or listed in Schedule 3.1(O) constitute legal, valid and binding obligations of the Company and each of the Subsidiaries, as the case may be, are in full force and effect, and are enforceable in accordance with their respective terms except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity. The Company and each of the Subsidiaries have paid in full all amounts due thereunder which are due and payable or accrued in accordance with GAAP, all amounts due to others thereunder (and have properly recognized revenues due from others thereunder), and have satisfied in full or provided for all of their liabilities and obligations thereunder which are due and payable, except amounts or liabilities disputed in good faith by the Company or any of the Subsidiaries for which adequate reserves have been set aside. Neither the Company nor any of the Subsidiaries is in default under any of such contracts or agreements, nor to the Knowledge of the Company, the Subsidiaries or any of the Sellers, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of each of the Sellers, the Company and each of the Subsidiaries, no other party to any such contract or other agreement is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. None of the Company, any of the Subsidiaries or any of the Sellers has knowledge that any person intends to terminate (whether for cause or convenience) or default under any contract or other agreement listed on Schedule 3.1(O) before its stated term, if any. Except as set forth on Schedule 3.1(P), none of the Sellers, the Company or any of the Subsidiaries has any Knowledge of a claim, actual or pending, by any Governmental Body under any contract or agreement set forth on Schedule 3.1(O). Except as separately identified on Schedule 3.1(P), no approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule 3.1(O) or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

                  (Q) Taxes.

                        (i) All United States federal income Tax Returns
(as defined in Section 9.1) of or with respect to the Company and the Subsidiaries, required by law to be filed (including extensions of time to file) on or before the Closing Date have been duly filed. All such Tax Returns are accurate and complete in all material respects, and all taxes shown on such returns have been timely paid.

                        (ii) All other Tax Returns of or with respect to the Company and the Subsidiaries required to be filed (including extensions of time to file) on or before the Closing Date pursuant to applicable federal, foreign, state, local or other law have been filed. All such Tax Returns are accurate and complete in all material respects. The Company and the Subsidiaries have paid or withheld (or caused to be paid or withheld) all Taxes shown on such Tax Returns as due and payable and all other Taxes due or claimed to be due, whether by proposed assessment or otherwise, by any taxing authority have been timely paid, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

                        (iii) The charges, accruals and reserves on the books of the Company and each of the Subsidiaries in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years. Neither the Company nor any of the Subsidiaries has any liability for Taxes of any person or entity other than the Company and/or the Subsidiaries.

                        (iv) With respect to any period for which Tax
Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, the Company and each of the Subsidiaries have made sufficient current accruals, provisions and reserves for such Taxes in accordance with GAAP.

                        (v) The Company and each of the Subsidiaries have made all required estimated Tax payments sufficient to avoid any underpayment penalties. To the Knowledge of the Company, the Subsidiaries or any of the Sellers, the Tax Returns of the Company and each of the Subsidiaries are not currently nor have been in the past under audit or examination by the IRS.

                        (vi) Neither the Company nor any of the
Subsidiaries is a member of any affiliated, consolidated, combined or unitary group as defined in Section 1504 of the Code, and the Treasury regulations promulgated thereunder.

                        (vii) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of the Subsidiaries for any taxable period.

                        (viii) Neither the Company nor any of the Subsidiaries (nor their predecessors) will have any liability on or after the Closing Date under any tax sharing agreement to which it has been a party on or before the Closing Date, and all such tax sharing agreements shall terminate and be of no further force and effect as of the Closing Date.

                        (ix) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law that could affect the Taxes of the Company or any of the Subsidiaries, for periods ending after the Closing Date has been entered into by or with respect to the Company or any of the Subsidiaries.

                        (x) Except as set forth in Schedule 3.1(Q), to the Knowledge of the Company, the Subsidiaries or any of the Sellers, no audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending, and none of the Company or any of the Subsidiaries has received any notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company or any of the Subsidiaries.

                        (xi) Neither the Company nor any of the Subsidiaries has agreed to or is required to make any adjustment with respect to taxable periods ending after the Closing Date pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of the Subsidiaries, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of the Company or any of the Subsidiaries and the IRS has not proposed any such adjustment or change in accounting method.

                        (xii) Except as set forth in Section 3.1(Q), neither the Company nor any of the Subsidiaries is, has received any notice that it is or has been, in violation (or with notice will be in violation) of any applicable law relating to the payment or withholding of Taxes. The Company and each of the Subsidiaries has duly and timely withheld from employee salaries, wages, and other compensation, and has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws.

                        (xiii) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of the Subsidiaries by reason of Section 280G of the Code. Further, the Company complies with the small business exemption under Section 280G(b)(5) of the Code.

                        (xiv) Except as disclosed on Schedule 3.1(Q), the Company has properly elected under Section 1362(a) of the Code to be treated as an S Corporation, within the meaning of Section 1361(a) of the Code, for all of its taxable years beginning with the taxable year ended June 30, 1983, and will continue to qualify as an S Corporation within the meaning of such subsection at all times through its taxable year ending on the Closing Date and, accordingly, has and will have no liability for federal income taxes or state income taxes in Virginia, California, Mississippi, Kansas, Maine, Maryland, New Jersey and Pennsylvania, where the Company receives S Corporation treatment for state tax purposes, with respect to any taxable period beginning with its first taxable year and through its taxable year ending on the Closing Date, including as a result of the Section 338(h)(10) Election (as defined in Section 4.1(B) below).

                        (xv) The Shareholders will take any and all actions required, for federal purposes and for purposes of each state listed in subsection (xiv) above, to maintain the Company's status as an S corporation through its taxable year ending on the Closing Date.

                        (xvi) The Company has not filed, and will not file through the Closing Date, any state or local Tax Returns on a unitary or combined basis with any other person.

                        (xvii) No Transfer Taxes (as defined in Section 9.1 below) will be due and payable in connection with this Agreement and the transactions contemplated by this Agreement.

                  (R) Additional Representations.

                        (a) No representation or warranty made by the Company or any Seller in this Agreement, and no statement made in any certificate, document, exhibit or schedule prepared by or on behalf of the Company, any of the Subsidiaries, or any Seller, which is furnished or to be furnished in connection with the transactions herein contemplated, contains any untrue statement of a material fact or omits to state, when read in conjunction with all of the information contained in this Agreement and the Schedules and in light of the circumstances when made, any material fact necessary to make such representation, warranty or statement not misleading in any material respect; PROVIDED, that no representation or warranty is made regarding projections with respect to revenues from government contracts of the Company or any Subsidiary heretofore provided to the Parent.

                        (b) (i) Except as disclosed on Schedule 3.1(R), there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans (relating to actions or omissions by the

Company or the Subsidiaries or any of their contractors, sub-contractors or agents acting on the Company's or any Subsidiary's behalf, or, to the Knowledge of the Company, the Subsidiaries or any of the Sellers, by any other person) which have given rise to or will give rise to any liability on the part of the Company or any of the Subsidiaries under any Environmental Law (as defined below) or principles of common law relating to pollution, protection of the environment or health and safety; (ii) to the Knowledge of the Company, the Subsidiaries or any of the Sellers, no real property currently or formerly owned or operated by the Company or any of the Subsidiaries is contaminated with any Hazardous Substances as defined below to an extent or in a manner or condition now requiring remediation under any Environmental Law; (iii) no judicial or administrative proceeding is pending or, to the Knowledge of any of the Sellers, the Company or any of the Subsidiaries, threatened relating to liability of the Company or any of the Subsidiaries for any off-site disposal or contamination; and (iv) neither the Company nor any of the Subsidiaries has received any claims or notices alleging liability under any Environmental Law (as defined below) and none of the Company, any of the Sellers or any of the Subsidiaries has any Knowledge of any circumstances that could result in such claims. Schedule 3.1(R) lists all contracts and agreements which involve the use, handling, storage, transport or disposal of any Hazardous Substance. "ENVIRONMENTAL LAW" means any applicable federal, state, foreign or local law, regulation, code, order, decree, judgment, injunction or judicial opinion or other agency requirement having the force and effect of law and relating to pollution, health and safety, noise, odor, Hazardous Substance or the protection of the environment.

"HAZARDOUS SUBSTANCE" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

                  (S) Accounts and Notes Receivable. All accounts and notes receivable reflected on the Balance Sheet, and all accounts and notes receivable arising subsequent to June 30, 1997, (i) have arisen in the Ordinary Course of Business of the Company or the Subsidiaries and represent valid obligations due to the Company or the Subsidiaries and (ii) subject only to a reserve for bad debts of $100,000, have been computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection and have been collected or are collectible in the Ordinary Course of Business of the Company or the Subsidiaries (as the case may be) in the aggregate recorded amounts thereof in accordance with their terms.

                  (T) Potential Conflicts of Interest. Except as set forth on
Schedule 3.1(T), (a) no Seller, (b) no officer, director (excluding outside directors as to whom no representation or warranty is made) or affiliate of the Company or any of the Subsidiaries, (c) no immediate family member of any such officer, director or affiliate, or of a Seller, and (d) no entity controlled by any one or more of the foregoing: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person or entity which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Company or any of the Subsidiaries;

(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of the Subsidiaries uses or the use of which is necessary or desirable for the conduct of their respective businesses; (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries, except for claims in the Ordinary Course of Business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or (iv) on behalf of the Company or any of the Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of the Company or any of the Subsidiaries, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

                  (U) Liabilities. Except as set forth on Schedule 3.1(G) or as reflected in the Balance Sheet, none of the Company or any of the Subsidiaries had any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto ("LIABILITIES"), that were not fully and adequately reflected or reserved against on the Balance Sheet or described on any Schedule or in the notes to the Audited Financials, including, without limitation, those relating to environmental and occupational safety and health matters, that, alone or in the aggregate, could result in claims against, obligations of or liabilities to the Company or any of the Subsidiaries which are reasonably likely to have a Company Material Adverse Effect. None of the Company, the Subsidiaries or the Sellers has any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company or any of the Subsidiaries, or any successor to their respective businesses except in the Ordinary Course of Business or as otherwise set forth on Schedule 3.1(U) or which are reasonably likely to have a Company Material Adverse Effect.

                  (V) Real Estate.

                        (i) Ownership of Premises. Each of the Company and the Subsidiaries is the owner of good, marketable and insurable fee title to the land described on Schedule 3.1(V)(i)(a) and to all of the buildings, structures and other improvements located thereon (collectively, the "OWNED REAL PROPERTY") free and clear of all Title Defects (as defined in this Section) except as listed on Schedule 3.1(V)(i)(b) or covered by a valid title insurance policy. The Owned Real Property constitutes all of the real property owned by the Company and the Subsidiaries on the date hereof. For purposes of this Agreement, "TITLE DEFECTS" shall mean and include any mortgage, deed of trust, Lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever.

                        (ii) Leased Real Properties. Schedule 3.1(V)(ii) identifies all of the real property which the Company or any of the Subsidiaries leases, has agreed to lease or has an obligation to lease in connection with its business. Such leased real property is hereinafter referred to as the "LEASED REAL PROPERTY."

                        (iii) Entire Premises. All of the land, buildings, structures, plants, facilities and other improvements used by the Company and the Subsidiaries in the conduct of their respective businesses are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are collectively referred to herein as the "Real Property."

                        (iv) There are no adverse parties in possession of the Real Property or any portion or portions thereof, and on the Closing Date the Company and the Subsidiaries' interests in the Real Property will be free and clear of any and all leases, licensees, occupants or tenants except as set forth in Schedule 3.1(V)(iv). The Company has not received notice that there are any pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened condemnation, eminent domain or similar proceedings affecting the Real Property, any improvements thereon or any portion thereof. The Company has not received notice that there are any pending or, to the Knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened requests, applications or pro ceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property or any improvements thereon which would interfere with the conduct of the business of the Company or any of the Subsidiaries or the use of their respective assets consistent with past practice.

                  (W) Labor Matters. The Company and each of the Subsidiaries is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of each of the Sellers, the Company and each of the Subsidiaries, no application for certification of a collective bargaining agent is pending. Subject to Section 8.5(a)(ii), the Company and each of the Subsidiaries is in compliance with all applicable laws affecting employment practices and terms and conditions of employment. As of the Closing Date neither the Company nor any of the Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state law; nor has the Company or any of the Subsidiaries taken any action prior to the Closing Date which could result in any such liability or obligation to the Company or any of the Subsidiaries within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur. The Company and each of the Subsidiaries do not employ and have not employed any illegal aliens.

                  (X) Management Reserves. As of the date hereof, the Company's overall level of management reserves equals $925,000, and from January 15, 1998, through to the date hereof, the Company and the Subsidiaries have complied with GAAP and have maintained any and all reserves necessary to comply with GAAP and to meet the overall reasonable business needs of the Company and the Subsidiaries during such period.

                  (Y) Working Capital and Outstanding Debt. As of March 31, 1998, the amount of Working Capital (as defined in Section 9.1) of the Company was $10.3 million, and the amount of outstanding Debt (as defined in Section 9.1) of the Company and the Subsidiaries was $1,150,000, net of cash on hand. The amount of Working Capital of the Company as of the Closing Date shall be no less than $10 million, and the amount of outstanding Debt of the Company and the Subsidiaries shall be no more than $1.2 million.

             3.2 Representations and Warranties of the Parent and the Merger SUB. The Parent and the Merger Sub represent and warrant to the Company and the Sellers as follows:

                  (A) Organization. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Merger Sub is a newly formed, wholly owned subsidiary of the Parent and, except for activities incident to the acquisition of the Company, the Merger Sub has not engaged in any business activities of any type or kind whatsoever. The Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted.

                  (B) Authority to Execute and Perform Agreement. Each of the Parent and the Merger Sub has full right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Parent and the Merger Sub, and on the Closing Date, each and every agreement and instrument contemplated hereby to which the Parent or Merger Sub is a party on the Closing Date will be duly executed and delivered by the Parent or Merger Sub. Assuming due execution and delivery hereof and thereof by the Company, the Sellers and the Sellers' Representative, this Agreement and each such other agreement and instrument will be valid and binding obligations of the Parent and the Merger Sub enforceable against the Parent and the Merger Sub in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                  (C) Consents and Approvals. None of the execution and delivery of this Agreement and each and every other agreement and instrument contemplated hereby by the Parent and the Merger Sub, the consummation by the Parent and the Merger Sub of the transactions contemplated hereby or thereby or compliance by the Parent and the Merger Sub with any of the provisions hereof or thereof will require any consent, approval or action of, or any filing with or notice to, any Governmental Body.

                  (D) Non-Contravention. The execution and delivery of this Agreement by the Parent and the Merger Sub and the execution of each and every other agreement and instrument contemplated hereby by or on behalf of, and the consummation of the transactions contemplated hereby and thereby and the performance by the Parent and the Merger Sub of this Agreement and each such other agreement and instrument in accordance with their respective terms will not (a) violate any provision of the Articles of Incorporation or By-Laws (or comparable instruments) of the Parent or the Merger Sub, (b) violate any law, regulation, statute, injunction, order, arbitration award, judgment or decree applicable to, against, or binding upon, the Parent or the Merger Sub's or by which any of the Parent or the Merger Sub's securities, business or property is bound, or (c) violate or result in the revocation or suspension of any of the Parent or the Merger Sub's permits.

                  (E) Parent Material Adverse Effect. From January 1, 1998, there has been no change in the business, properties, assets, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Parent or the Merger Sub which has resulted or reasonably could be expected to result in or which the Parent or the Merger Sub has reason to believe could reasonably be expected to result in a Parent Material Adverse Effect (as defined below), and neither the Parent nor the Merger Sub knows of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Parent or the Merger Sub, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which Parent or Merger Sub has reason to believe could reasonably be expected to result in a Parent Material Adverse Effect. "PARENT MATERIAL ADVERSE EFFECT," as used in this Agreement, shall mean any event, change or effect that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or reasonably anticipated prospects of the Parent and the Merger Sub taken as a whole.

                  (F) Parent Litigation. There are no actions, suits, demands, or claims or legal, administrative or arbitral proceedings, hearings or investigations pending or, to the knowledge of the executive officers of the Parent or the Merger Sub (after making due inquiry of such employees of the Parent or Merger Sub who customarily would have knowledge of such matters), threatened against or involving the Parent or the Merger Sub, or any outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Parent or the Merger Sub which could have a Parent Material Adverse Effect.

                                   ARTICLE IV

                      ADDITIONAL AGREEMENTS OF THE PARTIES

             4.1 Taxes; Section 338(h)(10) Election.

                  (A) As the shareholders of an S corporation, the Shareholders will pay and discharge and be responsible for any and all Taxes due or payable by the Shareholders and by the Company for any taxable year or taxable period ending on or before the Closing Date including, without limitation, any liability that the Shareholders may owe as individuals in any jurisdiction in which the Company is treated as an S corporation. In addition, the Shareholders will pay and discharge and be responsible for any State taxes (including, without limitation, excise and franchise taxes) due or payable by the Company for any taxable year or taxable period ending on or before the Closing Date, including, without limitation, any liability that the Shareholders may owe as individuals in any jurisdiction in which the company is treated as an S corporation. Any excise and franchise taxes due or payable as a result of the Election (as hereinafter defined) shall be borne by the Shareholders. For purposes of this Section 4.1, and as required in connection with the Election, the current fiscal year of the Company will be treated as two separate tax years, one beginning on January 1, 1998 and ending on the Closing Date and the other beginning on the date after the Closing Date and ending at the end of the 1998 fiscal year of the Company. The books and records of the Company will be closed at the close of business on the Closing Date.

                  (B) The Parent, the Merger Sub, the Shareholders and the Company agree to make a timely election under Section 338(h)(10) of the Code and similar provisions of state and local law, where allowable, in respect of the Merger (the "ELECTION"), thereby causing such Merger to be treated as a purchase or sale of assets of the Company for federal purposes and to the extent allowed by state, local and foreign tax laws. On all returns relating to Income Taxes, the Shareholders and the Parent will report the transfers under this Agreement consistent with the Election. Neither the Shareholders, the Parent nor the Company will take a position on a return relating to Income Taxes contrary to the Election unless required to do so by applicable state, local or foreign tax laws or pursuant to a determination as defined in Section 1313(a) of the Code. Each of the parties shall take any action required to effect state, local and foreign tax law conformity with application of the Election to the extent allowed by law.

                  (C) The Parent and the Merger Sub, the Shareholders and the Company acknowledge and agree that the Purchase Price (as defined in Section 2.1 above) reflects the fact that the Shareholders will incur substantial tax obligations as a result of the Merger, and the tax treatment of such Merger as a deemed sale of all of the assets of the Company; other than as defined in this
Section 4.1, the Parent and the Merger Sub shall have no further obligations and make no further payments to the Company relating to any and all tax liabilities incurred by the Company or the Shareholders as a result of the Merger, or the Election, or relating to any current or deferred tax liabilities of the Company or the Shareholders arising on or prior to the Closing Date.

                  (D) In connection with the Election, not later than 150 days after the Closing Date, the Parent and the Sellers' Representative shall act together in good faith to (i) determine and jointly agree upon the "MODIFIED AGGREGATE DEEMED SALES PRICE" of the assets of the Company (within the meaning of, and in accordance with, Treasury Regulations Section 1.338(h)(10)-1(f) or comparable provisions for state, local and foreign law) (the "MADSP DETERMINATION"), and (ii) determine and jointly agree upon the allocations of the "MODIFIED AGGREGATE DEEMED SALES PRICE" in accordance with Section 338(b)(5) of the Code and Treasury Regulations Section 1.338(b)-2T promulgated thereunder (and comparable provisions for state, local and foreign law) (the "MADSP ALLOCATIONS"). If the parties are unable to agree within such period, the MADSP Determination and MADSP Allocations provided for under clauses (i) and (ii) shall be determined within 30 days thereafter by an independent qualified appraiser selected by the Parent and reasonably acceptable to the Seller's

Representative (the "APPRAISER"), the costs of which shall be borne by the Parent. The Parent, the Sellers and the Shareholders shall (w) be bound by the joint MADSP Determination and MADSP Allocations (whether agreed upon or determined by the Appraiser) for purposes of determining any Taxes, (x) prepare and file their Tax Returns on a basis consistent with such MADSP Determination and MADSP Allocations, (y) take no position inconsistent with such MADSP Determination and MADSP Allocations on any applicable Tax Return, in any proceeding before any taxing authority or otherwise and (z) immediately following the MADSP Determination and MADSP Allocations (whether agreed upon or determined by the Appraiser), exchange completed and duly executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local or foreign forms computed to reflect such MADSP Determination and MADSP Allocations (whether agreed upon or determined by the Appraiser).

             4.2 Tax Return Filing. (a) The Company and the Shareholders shall cause the Company and each of the Subsidiaries to prepare, in a manner consistent with past practices, and timely file (including extensions of time to file) all Tax Returns required to be filed by the Company and each of the Subsidiaries, the due date of which (without extensions) occurs on or before the Closing Date and pay all Taxes due with respect to any such Tax Returns.

                  (b) The Surviving Corporation will prepare any Tax Returns due to be filed by the Company after the Closing Date but relating to periods of time prior to the Closing Date, with the understanding that such Tax Returns will be subject to the approval of the Parent and the Sellers' Representative prior to filing.

                  (c) The Shareholders will take whatever action is necessary to maintain the S status of the Company for federal purposes and for the purposes of the states listed in Section 3.1(Q)(xiv) above through the Closing Date, including as a result of the Election.

                  (d) Except in connection with the Election, the Shareholders will not cause the Company to make any additional federal tax elections under the Code with respect to the Company for any tax period ending after the Closing Date.

             4.3 Further Assurances. At any time and from time to time after the Closing, each of the parties agree to cooperate with each other and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

             4.4 Access to Records. Prior to the Closing Date, each of the Parent and the Merger Sub shall be entitled, through its employees and representatives, including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison and accountants, to make such investigation of the assets, properties, business and operations of the Company and the Subsidiaries, and such examination of the books, records and financial condition of the Company and the Subsidiaries as the Parent or Merger Sub wishes. Any such investigation and examination shall be conducted at reasonable times after providing reasonable prior notice and under reasonable circumstances and the Company and each Seller shall, and shall cause the Company and each of the Subsidiaries to, cooperate reasonably therewith. No investigation by the Parent or Merger Sub shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company and each Seller contained in this Agreement. In order that the Parent and the Merger Sub may have the opportunity to make such business, accounting and legal review, examination or investigation as they may wish of the business and affairs of the Company and the Subsidiaries, the Company and the Sellers shall furnish and shall cause the Company and the Subsidiaries to furnish the representatives of the Parent and the Merger Sub during such period with all such information and copies of such documents concerning the affairs of the Company and the Subsidiaries as such representatives may reasonably request, shall make available, or cause the Company and the Subsidiaries to make available, such officers and employees of the Company as such representatives reasonably request, and shall cause its officers and employees to, and use reasonable efforts to cause its consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Parent and the Merger Sub of all material facts affecting the financial condition and business operations of the Company and the Subsidiaries. Following the Closing, each party shall afford the other and its authorized representatives access, during regular business hours after providing reasonable prior notice, to any books and records of the Company and the Subsidiaries to the extent they relate to a period prior to the Closing Date that such party shall from time to time reasonably request. From the date hereof, at the Parent or Merger Sub's request, each Seller shall give the Parent or Merger Sub and its authorized representatives reasonable access, during regular business hours after providing reasonable prior notice, to such Seller's records related to the Company and/or the Subsidiaries located other than in the possession of the Company or the Subsidiaries, and shall permit the Parent or Merger Sub to make a copy at its expense of any such documents as the Parent or Merger Sub shall designate. Notwithstanding anything to the contrary in this Section 4.4, neither the Company nor any of the Subsidiaries shall be required to disclose any classified information in violation of any applicable law.

             4.5 Preservation of Records. Each of the Parent and the Merger Sub agrees that it shall at its sole expense preserve and keep the records of the Sellers, the Company and the Subsidiaries (including any successors thereto) delivered to it hereunder for a period of no less than six years after the close-out of each government contract or for such longer period as may be required by any governmental agency or on account of on-going litigation, but for no less than one year from the Closing Date and shall make such records available to the Company and the Sellers as may be reasonably required by the Company and the Sellers in connection with any legal proceedings against or governmental investigations of the Company and the Sellers or in connection with any tax examination of the Company and the Sellers. In the event the Parent or the Merger Sub wishes to destroy such records after that time, it shall first give thirty (30) days' prior written notice to the Sellers' Representative and the Sellers' Representative shall have the right at its option, upon prior written notice given to the Parent or the Merger Sub within said thirty (30) day period, to take possession of said records within sixty (60) days after the date of the Sellers' Representative's notice to the Parent and the Merger Sub hereunder. If the Sellers' Representative fails to take possession of said records within such sixty (60) day period, the Parent or Merger Sub may destroy such records.

             4.6 Confidentiality. From and after the date of this Agreement until the fifth anniversary of the Closing Date, in the event of the consummation of the transaction contemplated hereby, each Seller shall keep any and all information relat ing to the Company and the Subsidiaries, their business operations and prospects (including, but not limited to, customer lists and related information), services and know-how confidential and shall not disclose such to any person; PROVIDED, HOWEVER, that such Seller may disclose such information that (i) is or becomes publicly available other than by disclosure by any Seller, the Sellers' Representative or any agent thereof, (ii) such Seller is required to disclose by law, government regulation or court order or in order to enforce the terms of this Agreement, but such Seller will give the Parent and the Merger Sub adequate advance notice so that the Parent and the Merger Sub may seek a protective order or take other reasonable actions to preserve the confidentiality of such information, or (iii) is required in the ordinary course of such Seller's duties as director, officer or employee of the Company or the Surviving Corporation. In the event that the transactions contemplated hereby are not consummated, the terms of the Confidentiality Agreement, dated December 17, 1997, between the Company and the Parent (the "CONFIDENTIALITY AGREEMENT") shall continue to apply in full force and effect for a period of five years subsequent to the date thereof.

             4.7 Efforts; Consents. The Parent, the Merger Sub, the Company and each Seller agree to use all reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated in this Agreement. The Parent, the Merger Sub, each Seller and the Company also agree to make a good faith effort to consummate and close the transactions contemplated in this Agreement by June 1, 1998. Without limiting the generality of the foregoing, each of the parties hereto shall use all reasonable efforts to obtain the authorizations, consents, orders and approvals of federal, state, and local regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and will cooperate fully in promptly seeking to obtain such authorizations, consents, order and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. Each of the Parent and the Merger Sub will not take any action which will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals and will use its best efforts to secure such approvals as promptly as possible.

             4.8 Return of Information and Confidentiality. The terms of the Confidentiality Agreement are herewith incorporated by reference and shall continue in full force and effect until the Closing. In the event the Closing under this Agreement does not occur in accordance with the terms hereof for any reason, the Parent and the Merger Sub shall immediately return to the Company all written information (and all copies thereof) regarding the Company and the Subsidiaries, obtained from the Company or the Sellers by the Parent and the Merger Sub in the course of investigating the Merger, or negotiating this Agreement or delivered to them pursuant to this Agreement, and the terms of the Confidentiality Agreement shall continue to apply in full force and effect for a period of five years subsequent to the date thereof.

             4.9 Ordinary Course of Business. From the date hereof until the Closing Date, unless otherwise agreed to by the Parent and the Merger Sub, the Company and each Seller agree that they shall cause the Company and each of the Subsidiaries to conduct their business and operations in the ordinary course and in substantially the same manner in which the same have heretofore been conducted and not to undertake any of the actions specified in Section 3.1(F).

             4.10 Insurance Proceeds, Litigation Rights. In the event that any pro perty owned or leased by the Company or any of the Subsidiaries suffers any material damage, destruction or other casualty loss, and the Closing occurs in accordance with the terms hereof, the Shareholders shall surrender to the Company, the Subsidiaries, the Parent and the Merger Sub (i) all insurance proceeds received by any of the Shareholders with respect to such damage or loss and (ii) all rights of the Shareholders with respect to any causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage or loss. Nothing in this Section 4.10 shall be construed to limit or prejudice the Parent or the Merger Sub's rights and remedies under this Agreement, including, without limitation, the Parent or the Merger Sub's right not to consummate the transactions contemplated hereby if all of the conditions set forth in Section 5.2 are not satisfied or waived, in the sole discretion of the Parent and the Merger Sub.

             4.11 Benefit Plans and Employee Matters. (A) From and after the Closing Date, the Parent shall cause the Surviving Corporation and each of the Subsidiaries to (i) provide all salaried employees of the Company and each of the Subsidiaries as of the Closing Date ("COMPANY EMPLOYEES") with service credit for all periods of employment with the Company or the Subsidiaries prior to the Closing Date for purposes of satisfying any service requirements for early retirement under any defined contribution plan in effect on the date hereof or under any substantially similar replacement plan adopted by Parent, the Surviving Corporation, the Subsidiaries or any of their affiliates (or any successor entity to any of the foregoing) with respect to Company Employees and
(ii) waive any pre-existing condition of any Company Employee for purposes of determining eligibility for, and the terms upon which they participate in, any welfare plan with respect to which Company Employees participate (other than conditions that are already in effect with respect to such employees under the Company's or the Subsidiaries' welfare plans that have not been satisfied as of the Closing Date).

             (B) The Parent hereby agrees that from and after the Closing Date, it will cause the Surviving Corporation and the Subsidiaries to continue in full force and effect all the Plans (as defined in Section 3.1(M) above and as set forth on Schedule 3.1(M) hereto), until such date as it will convert or transition such Plans to its own benefit programs, which date will be on or before January 1, 1999. Prior to such conversion or transition, the Parent will contribute (or cause the Surviving Corporation and the Subsidiaries to continue to contribute) all required contributions and pay all required premiums under such Plans; PROVIDED, HOWEVER, that nothing in this Agreement shall be construed to limit the ability of the Parent or the Surviving Corporation to modify, amend or terminate any benefits of any individual, or terminate the employment of any individual, at any time after the Closing Date or, after January 1, 1999, any Plan.

             (C) Joseph Maurelli and other members of the senior management of the Company shall during their employment by the Surviving Corporation be entitled to participate in the Parent's or the Surviving Corporation's management incentive programs (including the annual incentive compensation program) on the same basis as other senior executives of the Parent and its subsidiaries, subject (except as set forth below) to the discretion of the board of directors of the Parent (the "PARENT'S BOARD"). The Parent shall, at the next regular meeting of the Parent's Board, which is currently scheduled to occur no later than July 24, 1998, grant options under and subject to the Anteon Corporation Omnibus Stock Plan (the "PARENT OPTION PLAN") to purchase at least fifty thousand shares, in the aggregate, of the Parent's common stock to Joseph Maurelli and other members of the Company's senior management to be designated by the Company on or before the Closing Date subject to the execution by the grantees of the Parent's customary option agreement, it being the understanding that such grants shall be made on terms consistent in all material respects with the Parent's past practice.

             (D) The chief executive officer of the Parent shall recommend to the Board of Directors of the Parent (or an appropriate committee thereof) that the Parent grant under the Parent Option Plan, to employees of the Surviving Corporation other than Joseph Maurelli, options to purchase at least 12,500 shares of Parent's common stock no later than the first anniversary of the Closing Date and 12,500 shares of Parent's common stock no later than the second anniversary of the Closing Date, it being understood that such issuance and the terms of issuance are subject to the discretion of the Parent's Board (or an appropriate committee thereof).

             (E) The Parent agrees that Joseph Maurelli shall be elected a member of the Parent's Board, to serve at the pleasure of the Parent's shareholders, at the first regular meeting of the Parent's Board after the Closing Date which is currently scheduled to occur no later than July 24, 1998.

             4.12 Preservation of Business. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company and the Sellers shall use reasonable efforts to cause the Company and the Subsidiaries to preserve their respective business organizations intact, keep available the services of their respective present officers, employees, consultants and agents, maintain their respective present suppliers and customers.

             4.13 Litigation. From the date hereof through the Closing Date, the Company and the Sellers shall cause the Company to notify promptly the Parent and the Merger Sub of any actions or proceedings of the type described in
Section 3.1(G) that from the date hereof are commenced or, to the Knowledge of any Seller, the Company or any of the Subsidiaries, threatened against the Company or any of the Subsidiaries, against any officer, director, employee, consultant, agent, shareholder or other representative of the Company or any of the Subsidiaries with respect to their affairs. From the date hereof to the Closing Date, the Parent shall promptly notify the Company of any litigation that could be reasonably expected to cause a Parent Material Adverse Effect.

             4.14 Agreements. From the date hereof through the Closing Date, the Company and the Sellers shall cause the Company and the Subsidiaries to notify the Parent and the Merger Sub promptly of any evidence that any party to a contract or other agreement listed in Schedule 3.1(O) has terminated or failed to renew or intends to terminate or fail to renew any such contract or agreement or that any party has asserted or intends to assert any claim under any such contract or agreement.

             4.15 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Company and the Sellers shall cause the Company and each of the Subsidiaries to conduct their businesses in such a manner so that the representations and warranties contained in Section
3.1 shall continue to be true and correct to the extent required to satisfy
Section 5.2(B) on and as of the Closing Date as if made on and as of the Closing Date, and each of the Parent and the Merger Sub shall conduct its respective business in such a manner so that the representations and warranties contained in Section 3.2 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and all of the Sellers shall conduct their affairs in such a manner so that the representations and warranties contained in Section 3.1 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and each party shall promptly give notice to the other parties of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach by it or the other parties hereto of this Agreement.

             4.16 Satisfaction of Conditions Precedent. During the term of the Agreement, the parties hereto will use reasonable efforts to satisfy (or cause to be satisfied) all the conditions precedent to their respective obligations.

             4.17 Exclusivity. As an inducement to the Parent and the Merger Sub to enter into this Agreement, and in consideration of the time and expense which they have devoted and will devote to the transactions contemplated hereby during such period, subsequent to the execution of this Agreement and until the earlier of (i) the Closing Date; and (ii) the termination of this Agreement in accordance with Article VII, none of the Sellers nor the Company nor any of their respective representatives (including, without limitation, any investment banker, attorney or accountant retained or acting on behalf of the Company, any Seller or any Shareholder, director, officer or employee of the Company) will, directly or indirectly, (i) initiate, solicit, encourage or respond to any inquiry or proposal with respect to a merger, consolidation, share exchange, business combination, liquidation, dissolution or sale of all or a portion of the assets of the Company or any of the Subsidiaries outside the Ordinary Course of Business or any purchase of any of the outstanding shares of its capital stock (an "ACQUISITION PROPOSAL"), or (ii) enter into any discussions, negotiations or agreements concerning an Acquisition Proposal with, or disclose any information concerning the Company or any of the Subsidiaries, their businesses or properties or afford any access to their properties, books and records to, or otherwise assist or facilitate any effort relating to an Acquisition Proposal, by any corporation, individual, partnership, company, association, trust, person or other entity or group (a "PERSON"). The Sellers, the Company and the Subsidiaries will
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                                                                              70


immediately cease any existing discussions with any Persons concerning any Acquisition Proposal.

             4.18 Allocation of Certain Expenses of Parent. The Parent, the Company and the Sellers acknowledge and agree that following the Closing, the Parent will allocate a portion of its home office general and administrative and overhead expenses to the Company (the "HOME OFFICE EXPENSE ALLOCATION"). The Home Office Expense Allocation will be calculated in accordance with the Parent's past practice in conformity with applicable regulations and is currently anticipated to be approximately $2,000,000, subject to possible adjustment in accordance with all applicable facts and circumstances and Parent's cost accounting practices as disclosed to the federal government. The Parent will consult with the appropriate personnel of the Surviving Corporation in preparing applicable cost accounting disclosure statements to be furnished by Parent to the federal government. The Company and the Parent anticipate that such Home Office Expense Allocation will be passed through to the customers of the Surviving Corporation and/or offset by indirect cost reductions from the Surviving Corporation, subject to applicable government cost accounting standards.

             4.19 Certain Covenants of the Parent.

                  (A) The Parent agrees that from and after the Closing Date until June 30, 1999, the Parent shall cause the Surviving Corporation to maintain a financial reporting system that will be sufficient to permit a firm of independent accountants to determine the Operating Profit of the Company and its Subsidiaries, and consequently, the amount of Contingent Consideration payable, if any, pursuant to Section 2.8. If after the Closing Date until June 30, 1999, any contracts of the Company or its Subsidiaries are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, to the Parent or any of its other subsidiaries (other than the Company and/or its Subsidiaries), then equitable and reasonable adjustments shall be made in calculating the Operating Profit of the Company and its Subsidiaries, and consequently, the amount of Contingent Consideration payable, if any, to eliminate the effect of any transfer, assignment, allocation or attribution, and no such transfer, assignment, allocation or attribution shall be made unless the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will permit such determination of the Operating Profit of the Company and its Subsidiaries, and consequently, of the amount of Contingent Consideration payable pursuant to the terms of this Agreement. If after the Closing Date until June 30, 1999, any contracts of the Parent or its subsidiaries (other than the Company and its Subsidiaries) are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, to the Company or its Subsidiaries, then equitable and reasonable adjustments shall be made in calculating the Operating Profit of the Company and its Subsidiaries, and consequently, the amount of Contingent Consideration payable, if any, to eliminate the effect of any transfer, assignment, allocation or attribution and no such transfer, assignment, allocation or attribution shall be made unless the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will permit such determination of the Operating Profit of the Company and its Subsidiaries, and consequently, of the amount of Contingent Consideration payable pursuant to the terms of this Agreement. All actions taken by the Parent during the period covered by this Section 4.19(A) shall be in good faith and not for the purpose of reducing the amount of Contingent Consideration payable pursuant to the terms of this Agreement.

                  (B) The Company and the Sellers acknowledge that from and after the date hereof until June 30, 1999, the Parent intends to (i) continue to maintain management reserves of the Surviving Corporation and the Subsidiaries where probable liabilities exist; (ii) cause the Surviving Corporation to comply with GAAP consistent with the Company's past practices; and (iii) cause the Surviving Corporation continue to maintain any and all reserves necessary to comply with GAAP consistent with the Company's past practices, and to meet the overall reasonable business needs of the Surviving Corporation and the Subsidiaries during such period.

                  (C) The Parent shall cause the Surviving Corporation to be operated as a wholly-owned subsidiary until June 30, 1999, at the earliest. The Parent agrees that from the Closing Date until June 30, 1999, it shall not terminate or permit the Surviving Corporation to terminate the employment of Joseph Maurelli unless such termination is made for cause as defined in his current employment agreement with the Company, without regard to the future efficacy of such agreement.

                  (D) The Parent agrees that from the Closing Date until December 31, 1998, it will allow to continue in effect the Executive Employment

Agreements in effect on the Closing Date of the following employees of the
Company: Joseph Maurelli, Walter S. Szczypinski, Jr., Deborah Alderson, William Reese, William Baker, James Sullivan, Michael Maraghy, Michael McMillan, Jeremy Nittle, Jack Youngworth and Edward Masso (letter agreement).

                  (E) Obligations of Merger Sub. The Parent will take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

             4.20 Shareholder Approval. Each Seller hereby consents to the Merger and agrees that at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Shareholders, however called, or in connection with any written consent of the Shareholders, each Seller shall vote (or cause to be voted) all shares of Common Stock owned or controlled by such Seller: (i) in favor of the Merger, the execution and delivery by the Company of this Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by this Agreement and any actions required in furtherance hereof and (ii) against any action or agreement that would impede, interfere with, or prevent the Merger. No Seller shall enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

             5.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger hereunder are, at its option, subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions:

                  (A) Regulatory Authorizations. All authorizations, consents, orders and approvals of federal and state regulatory bodies and officials necessary for the consummation by the Company of the Merger hereunder shall have been obtained, and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transaction contemplated herein, or any of them, not be consummated (collectively, an "ORDER").

                  (B) Representations and Warranties; Covenants. The representations and warranties of the Parent and the Merger Sub contained in this Agreement and in any certificate delivered by any officer of the Parent or the Merger Sub pursuant hereto that are not qualified by materiality or a Parent Material Adverse Effect requirement shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or a Parent Material Adverse Effect requirement (or similar concepts) shall be true and correct; in each case, at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date; and the Parent and the Merger Sub shall have performed or complied with the agreements and covenants required by this

Agreement to be performed or complied with by them on or prior to the Closing Date.

                  (C) Certificates. The Parent and the Merger Sub shall have delivered to the Company and the Sellers certificates, dated the Closing Date, of officers of the Parent and the Merger Sub to the effect that the conditions specified in paragraphs (A) and (B) of this Section 5.1 have been satisfied.

                  (D) Opinions of Counsel to the Parent and the Merger Sub. The Company and the Sellers' Representative shall have received the opinions of Curtis L. Schehr and Paul, Weiss, Rifkind, Wharton & Garrison, general counsel and special counsel, respectively, to the Parent and the Merger Sub, dated the date of the Closing, addressed to the Company and the Sellers, in the form of
Exhibit IV.

                  (E) Expiration of Required Notice Period. Any notice period required to be provided to holders of the Company's nonvoting Common Stock under the VSCA shall have expired.

             5.2 Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate the Merger hereunder are subject, at their option, to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions:

                  (A) Regulatory and other Authorizations. All authorizations, consents, orders and approvals of federal and state and regulatory bodies and officials necessary for the performance by the Parent and the Merger Sub of this Agreement and the consummation of the Merger hereunder shall have been obtained and there shall be no Order in effect.

                  (B) Representations and Warranties; Covenants. The representations and warranties of the Company and each Seller contained in this Agreement and in any certificate delivered by any officer of the Company or any Seller pursuant hereto that are not qualified by materiality or a Company Material Adverse Effect requirement shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or a Company Material Adverse Effect requirement (or similar concepts) shall be true and correct, in each case, at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and the Company and the Sellers shall have performed or complied with the agreements and covenants required by this Agreement (including without limitation the agreements set forth in Section 2.4) to be performed or complied with by them on or prior to the Closing Date.

                  (C) Governmental Permits and Approvals. All Permits required for the lawful consummation of the Closing shall have been obtained and be in full force and effect, and the Parent and the Merger Sub shall have been furnished with evidence reasonably satisfactory to them that such Permits have been granted and obtained.

                  (D) Third Party Consents. All consents, permits and approvals from parties to contracts or other agreements with the Company, the Subsidiaries or with any Seller that may be required in connection with the performance by the Company and any Seller of their obligations under this Agreement or the continuance of such contracts or other agreements with the Company or the Subsidiaries after the Closing shall have been obtained and be in full force and effect, and the Parent and the Merger Sub shall have been furnished with evidence reasonably satisfactory to them that such consents, permits and approvals have been granted and obtained.

                  (E) Opinion of Counsel to the Company and the Sellers. The Parent and the Merger Sub shall have received the opinion of Venable, Baetjer and Howard, LLP, counsel to the Company and the Sellers, dated the date of the Closing, addressed to the Parent and the Merger Sub, in the form attached as
Exhibit V.

                  (F) Non-Competition. At the Closing, each of the following Sellers shall have executed and delivered a non-compete and non-disclosure agreement in substantially the form attached as Exhibit VII: Joseph Maurelli, Deborah Alderson, James Sullivan and Michael McMillan.

                  (G) Certificate. The Company and the Sellers shall have delivered to the Parent and the Merger Sub a certificate, dated the Closing Date, to the effect that the conditions specified in paragraphs (A) through (D) of this Section 5.2 have been satisfied.

                  (H) Payoff Letter. The Company and the Sellers shall have delivered payoff letters or other documentation from First Virginia Bank ("FVB") (and any other holder of Debt of the Company or the Subsidiaries) reasonably satisfactory to the Parent evidencing the termination of the Company's line of credit facility with FVB and the release of liens thereunder against payment of the Debt.

                  (I) VEBA Funding. The Company shall have delivered evidence reasonably satisfactory to the Parent demonstrating that the Company's
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                                                                              78


VEBA trust has been fully funded as of the Closing Date consistent with the Company's past practice and contains not less that $300,000 in cash reserves.

                                   ARTICLE VI

                        FEES RELATING TO THIS TRANSACTION

             Except for the commission and fees of the persons set forth on
Schedule 6.0 which, subject to Section 9.3, will be paid by the Shareholders and the Option Holders through pro rata reduction of the Purchase Price and amounts payable under Sections 2.3 and 2.4, the Company and the Sellers represent and warrant to the Parent and the Merger Sub that no broker, finder, agent or similar intermediary has acted on behalf of the Company, any of the Subsidiaries or any Shareholder in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company, any of the Subsidiaries or any Shareholder, or any action taken by the Company, any of the Subsidiaries or any Shareholder. The Parent and the Merger Sub represent and warrant to the Sellers that no broker, finder, agent or similar intermediary has acted on behalf of the Parent or the Merger Sub in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Parent or the Merger Sub or any action taken by the Parent or the Merger Sub. Each such party (the Parent and the Merger Sub on the one hand and the Company and each Seller on the other) agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Parent and the Merger Sub, on the one hand, or the Company, any of the Subsidiaries or any Shareholder, on the other, and to bear the cost of legal expenses incurred in defending against any such claim.

                                   ARTICLE VII

                                   TERMINATION

             7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated prior to the Closing as follows:

                  (a) by the mutual written consent of the parties to this Agreement;

                  (b) by the Company or the Parent, by notice to the other, if, for any reason, the Closing has not occurred prior to the close of business on June 5, 1998;

                  (c) at the election of the Company, if the Parent or the Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement that is qualified by materiality or a Parent Material Adverse Effect requirement (or similar concepts), or if the Parent or the Merger Sub has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement that is not so qualified, which breach has not been cured on or prior to thirty (30) days following delivery of written notice of such breach by the Company to the Parent or the Merger Sub;

                  (d) at the election of the Parent or the Merger Sub, if any Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement that is qualified by materiality or a Company Material Adverse Effect requirement (or similar concepts), or if any Seller or the Company has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement that is not so qualified, which breach has not been cured on or prior to thirty (30) days following delivery of written notice of such breach by the Parent or the Merger Sub to the Sellers' Representative;

                  (e) at the election of the Company on the one hand or the Parent or the Merger Sub on the other, if any legal proceeding is commenced or threatened by any Governmental Body directed against the consummation of the Closing or any other transaction contemplated under this Agreement and the Company or the Parent or the Merger Sub (as the case may be) reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.

             If this Agreement so terminates, it shall become null and void and have no further force or effect except as provided in Section 7.2.

             7.2 Effect of Termination; Expenses. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall thereafter become void and have no further force or effect except as provided in Sections 4.6 and 4.8. Except as provided herein, none of the parties hereto shall have any liability in respect of the termination of this Agreement except to the extent that failure to satisfy the conditions of Section 5 results from the violation of the representations, warranties, covenants or agreements of such party under this Agreement, in which case the termination of this Agreement will not prejudice any legal rights of any party whether those rights arise under this Agreement or otherwise.

                                  ARTICLE VIII

                                 INDEMNIFICATION

             8.1 Indemnification by the Sellers. The Sellers agree to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article VIII the Parent, the Merger Sub and the Surviving Corporation (and their respective directors, officers, employees, affiliates, successors and assigns) (collectively, the "PURCHASER PARTIES") against and hold the Purchaser Parties harmless from and in respect of any and all losses, liabilities, damages, deficiencies, costs, expenses (including, without limitation, expenses of investigation and defense and reasonable fees, disbursements and expenses of counsel incurred by the Purchaser Parties in any action or proceeding between the Purchaser Parties and the Sellers or between the Purchaser Parties and any third party or otherwise), claims, liens or other obligations of any nature whatsoever (collectively, "LOSSES") based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from (a) the inaccuracy in or breach of any representation, warranty, covenant or agreement made by or on behalf of the Sellers or the Company in this Agreement or in any document or instrument delivered at the

Closing pursuant hereto, (b) any claim of any nature, including, without limitation, any claim for appraisal or dissenters' rights, by any Shareholder or Option Holder arising out of or in connection with this Agreement or the Merger (other than claims for payments under Article II of this Agreement); or (c) enforcing the indemnification provided for hereunder. The Sellers shall have no right to seek contribution from the Company or any of the Subsidiaries with respect to all or any part of any of the Sellers' indemnification obligations under this Section 8.1.

             8.2 Indemnification by the Parent and the Merger Sub. The Parent and the Merger Sub agree to indemnify the Sellers against and hold each Seller harmless from and in respect of any and all Losses which may be incurred by virtue of or result from (a) the inaccuracy in or breach of any representation, warranty, covenant or agreement made by or on behalf of the Parent or the Merger Sub in this Agreement or in any document or instrument delivered at the Closing pursuant hereto, excluding, in all events, the representations and warranties set forth in Section 3.2(E) and (F), which shall not survive the Closing, (b) the conduct of the Company and the Subsidiaries after the Closing or (c) enforcing the indemnification provided for hereunder.

             8.3 ERISA, Tax and Contract Supplemental Indemnification by Each
                 Seller.

                  (a) Supplemental ERISA Indemnification. Each Seller agrees to indemnify and hold harmless the Purchaser Parties with respect to any Losses incurred by any of the Purchaser Parties arising out of or otherwise in respect of any Plan that is not disclosed in Schedule 3.1(M). Notwithstanding anything to the contrary in Section 8.4, all indemnification obligations in this Section 8.3(a) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall not be subject to any time or dollar limitation.

                  (b) Supplemental Tax Indemnification. Each Seller shall indemnify the Purchaser Parties for all Taxes which the Sellers are responsible to pay pursuant to Section 4.1 hereof and for any liability for any Taxes imposed on the Company or the Subsidiaries pursuant to federal, state, local or foreign law attributable to any periods ending on or before the Closing Date (or for the portion of any period up through the Closing Date to the extent a period does not close on such date). Any indemnity payments to or from the Sellers or to or from the Parent and the Merger Sub pursuant to this Agreement, whether under this Section 8.3(b) or otherwise, shall be treated by the Parent and the Merger Sub and the Sellers as purchase price adjustments for all tax purposes. All indemnification obligations set forth in this Section 8.3(b) shall be treated as Tax Claims for purposes of the survival provisions of Section 8.4 and shall not be subject to any dollar limitation.

                  (c) Supplemental Contract Indemnification. Each Seller agrees to indemnify and hold harmless the Purchaser Parties, from and with respect to any and all Losses in excess of a reserve of $825,000 in the aggregate incurred by any of the Purchaser Parties arising out of, or otherwise in respect of, (i) any government disallowance of incurred Direct Contract Costs and/or Indirect Costs including, without limitation, any Losses arising out of Defense Contract Audit Agency incurred cost audits of the Company for fiscal years 1989 through 1997;

(ii) Losses arising out of any contract listed in Exhibit VII, which Losses relate to the reduction of fee as a result of the Company failing to deliver to the other contracting party the number of labor hours specified in such contract; and (iii) Losses arising out of or relating to the NCIS investigation disclosed on Schedule 3.1(G). All indemnification obligations in this Section 8.3(c) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the fourth anniversary of the Closing Date and shall be subject to the limitations on indemnification set forth in Section 8.5(c).

             8.4 Survival of Representations and Warranties of the Sellers. Notwithstanding any right of the Parent and the Merger Sub to investigate the affairs of the Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by the Parent and the Merger Sub pursuant to such investigation or right of investigation, the Parent and the Merger Sub have the right to rely fully upon the representations and warranties of each of the Sellers contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and except for (a) the representations and warranties made in Sections 3.1(A), 3.1(B), 3.1(C), 3.1(D), 3.2(A) and 3.2(B), which shall survive until the expiration of the applicable statute of limitations with respect to any claim arising from any inaccuracy in or breach thereof, (b) the representations and warranties set forth in Sections 3.1(M) and 3.1(Q) which shall constitute Tax Claims under this Section 8.4, (c) the representations and warranties set forth in Section 3.1(R)(b) which shall constitute Environmental Claims and (d) the representations and warranties in

Sections 3.2(E) and 3.2(F) which shall not survive the Closing, (i) shall thereafter terminate and expire twenty-four months following the Closing Date, with respect to any General Claim (as hereinafter defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall have given no notice on or prior to the expiration of such twenty-four month period, to the party against which such General Claim is asserted, (ii) with respect to any Tax Claim (as herein defined), on the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation and
(b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations, and (iii) with respect to any Environmental Claim (as herein defined), on the fourth anniversary of the Closing Date. As used in this Agreement, the following terms have the following meanings: (i) "GENERAL CLAIM" means any claim (other than a Tax Claim or an Environmental Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any Seller contained in this Agreement, (ii) "TAX CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any Seller contained in this Agreement related to Taxes or any Plan (as defined in Section 3.1(M) hereof) and (iii) "ENVIRONMENTAL CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any Seller contained in Sections 3.1(G), 3.1(I), 3.1(K) or 3.1(R)(b) concerning Environmental Law or principles of common law relating to pollution, protection of the environment or health and safety. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

             8.5 Certain Limitations on Indemnification Obligations.

                  (a) The Parent and the Merger Sub shall not be entitled to receive any indemnification payments under Section 8.1 with respect to any inaccuracy in or breach of any representation or warranty, except those based upon, arising out of or otherwise in respect of Sections 3.1(A), 3.1(B), 3.1(C), 3.1(D), 3.1(M), 3.1(Q) and 3.1(S), (the "BASKET EXCLUSIONS"), until the aggregate indemnification payments, exclusive of the Basket Exclusions, equal $350,000 (the "BASKET AMOUNT"), whereupon the Parent and the Merger Sub shall be entitled to receive in full indemnity payments in excess of the Basket Amount; PROVIDED, HOWEVER, that (i) solely for purposes of determining whether the amount of the Sellers' indemnification obligations exceed $350,000 in the aggregate, a breach of the Sellers' representations or warranties (other than the representations and warranties contained in Sections 3.1(F) (absence of certain changes or events) and 3.1(R)(a) (Additional Representations)) shall be determined without regard to any limitation or qualification as to materiality set forth in such representation or warranty and (ii) the representations and warranties in this Agreement respecting compliance with laws and Permits set forth in Sections 3.1(I), 3.1(G), 3.1(K)(i)(d), 3.1(K)(i)(e), 3.1(K)(ii)(d),
3.1(K)(ii)(e) and 3.1(W) shall not be deemed to be inaccurate or breached with respect to matters involving Losses under such Sections, taken as a whole, not exceeding $10,000 individually unless such Losses exceed $50,000 in the aggregate.

                  (b) The Parent and the Merger Sub shall be entitled to receive any indemnification payments in respect of the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                  (c) The maximum amount of indemnification payments under (i) under Section 8.1 with respect to any inaccuracy in or breach of a representation or warranty (excluding those based upon, arising out of or otherwise in respect of Sections 3.1(A), 3.1(B), 3.1(C), 3.1(D), or 3.1(Q)),
(ii) under Section 8.1(c), and (iii) under Section 8.3(c), shall not exceed in the aggregate, with respect to claims asserted on or prior to the second anniversary of the Closing Date the aggregate amounts owed but until then not due to be paid under the Notes and Section 2.8 and after the second anniversary of the Closing Date shall not exceed $6,000,000. The amount of indemnification payments under Section 8.1 based upon, arising out of or otherwise in respect of breaches of Sections 3.1(A), 3.1(B), 3.1(C), 3.1(D) or 3.1(Q) shall not exceed the Purchase Price.

                  (d) The Parent and Merger Sub agree to first collect any indemnification through set-off on a several basis against any amounts owed but not paid under the Notes or Section 2.8 of this Agreement. All indemnification obligations under this Article VIII or any other provision of this Agreement shall be joint and several with respect to the Parent and the Merger Sub and shall be several, but not joint, with respect to the Sellers; it being understood that with respect to the Sellers, the term "several" means that each Seller's indemnification obligation shall be limited to such Seller's pro rata share of the indemnification obligation of the Sellers, with the understanding that pro rata shall be determined by the respective amount of consideration payable to holders of Common Stock and Options under Sections 2.3(a), (d), (e) and 2.4(b). Each holder of Common Stock and Options who is not a Seller hereunder shall be responsible to provide indemnification under this Agreement to the same extent as if such holder were a Seller hereunder.

             8.6 Defense of Claims. In the case of any claim for indemnification under Section 8.1, 8.2 or 8.3 arising from a claim of a third party, an indemnified party shall give prompt written notice to the indemnifying party of any claim, suit or demand of which such indemnified party has knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; PROVIDED, HOWEVER, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects and is entitled to compromise or defend such claim, it shall within 30 days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party's right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; PROVIDED that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release. Notwithstanding the indemnifying party's right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party's right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; PROVIDED, HOWEVER, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party as to which the indemnifying party shall not in fact have employed counsel to assume the defense of such claim, suit or demand, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

             8.7 Non-Third Party Claims. Any claim which does not result in a third party claim shall be asserted by a written notice to the other party or parties. The recipient of such notice shall have a period of thirty days after receipt of such notice within which to respond thereto. If the recipient does not respond within such thirty days, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable law.

             8.8 Set-off Rights. Each of the Sellers agrees that the Parent and the Merger Sub shall have the right, but not the obligation (except as set forth in Section 8.5(d)), to set-off against their payment obligations under Section
2.8 of this Agreement or the Notes the full amount of any Losses required to be paid by such Seller pursuant to this Article VIII if such Losses are not otherwise paid within 30 days after the Parent or the Merger Sub has requested payment. If the Parent or the Merger Sub elects to exercise its set-off rights hereunder against any payment due to the Sellers under this Agreement, it will give to the Sellers' Representative written notice of such election which includes the amount to be set-off, and upon giving of such notice, the amount of cash payable by the Parent, the Merger Sub or the Surviving Corporation to the Sellers under this Agreement shall automatically be reduced by the amount set forth in such notice. In the event there is a final deter mination by a court of competent jurisdiction that the Parent, the Merger Sub or the Surviving Corporation was not entitled to indemnification under this Article VIII with respect to the set-off amount, the Parent, the Merger Sub or the Surviving Corporation shall promptly thereafter repay to the Sellers all such amounts which are so determined to have been incorrectly set-off, plus interest thereon at a rate per annum equal to 7.5%, on the basis of a twelve-month year of thirty days each, and which shall accrue from the date the Parent or the Merger Sub exercised its right of set-off hereunder to the date of such repayment.

                                   ARTICLE IX

                                  MISCELLANEOUS

             9.1 Certain Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

                  "Business Day" means any day other than Saturday or Sunday or any other day on which banks in the Commonwealth of Virginia are permitted or obligated to be closed for business.

                  "Debt" means, as of any date, (without duplication) with respect to any Person, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute trade payables) and shall also include, to the extent not otherwise included (i) any capital lease obligations determined in accordance with GAAP,
(ii) obligations of Persons other than such Person secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such Person, (iii) all indebtedness of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligation or on any letter of credit, banker's acceptance or similar credit transaction, and (v) and obligations under any currency or interest rate swap, hedge or similar protection device of any such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations referred to in clause (iii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED, HOWEVER, that (i) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, and (ii) Debt shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the Ordinary Course of Business shall not be deemed to be "Debt" for purposes of this definition.

             "Deferred Tax Liability" means an amount equal to (x) the aggregate amount of income that would have been recognized by the Parent for periods beginning after the Closing Date pursuant to adjustments under Section 481 of the Code arising from a change in the Company's accounting method and that is instead recognized by the Shareholders in each case as a result of the Section 338(h)(10) Election, multiplied by (y) the highest rate applicable to an individual resident in Fairfax County, Commonwealth of Virginia. The parties have agreed that for purposes of Sections 2.3(b) and (c) of this Agreement, the Deferred Tax Liability shall be deemed to be $4,000,000, regardless of whatever the Deferred Tax Liability is ultimately determined to be.

                  "Direct Contract Costs" means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.

                  "GAAP" means generally accepted accounting principles, as in effect as of the date hereof, applied in a manner consistent with the Company's past practices, except that the Parent Home Office Expense Allocation and other costs and expenses of the Parent shall be determined in a manner consistent with the Parent's past practices.

                  "Indirect Cost" means any fringe benefits, general and administrative expenses and overhead expenses.

                  "Knowledge" means the actual knowledge of any of the individuals listed on Schedule 9.1.

                  "Operating Profit" means, with respect to any period, (x) Revenue MINUS (y) Direct Contract Costs minus (z) Indirect Costs. In determining Operating Profit no deduction shall be made for unallowables, interest expense, Taxes and any allocations of costs or expenses by the Parent to the Company, including the Parent Home Office Expense Allocation referred to in Section 4.18; however, deduction shall be made for costs and expenses related to certain corporate functions of the Company assumed by the Parent following the Closing, including, but not limited to, insurance, audit and treasury costs that the Company would otherwise have incurred, but for the consummation of the transactions contemplated by this Agreement. For purposes of calculating the Operating Profit, no more than $350,000 of management reserves of the Company existing as of the Closing Date may be included in determining Revenue or any other constituent of the Operating Profit, except if the Parent requests that such reserves be altered.

                  "Person" means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

                  "Revenue" means, with respect to any period, revenues determined in accordance with GAAP, consistently applied.

                  "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect to any Taxes.

                  "Transfer Taxes" means all stamp, transfer, documentary, sales, use, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

                  "Working Capital" means the difference of (x) the consolidated current assets of the Company, MINUS (y) the consolidated current liabilities of the Company, determined in accordance with GAAP applied on a consistent basis.

             9.2 Sellers' Representative.

                  (i) Each Seller hereby irrevocably appoints and each other Shareholder and Option Holder by its execution and delivery of a letter of transmittal or option cancellation and settlement form shall irrevocably appoint Joseph Maurelli to act as such Seller's attorney-in-fact and representative (the "SELLERS' REPRESENTATIVE"), to do any and all things and to execute any and all documents, in such Shareholder's or Option Holder's name, place and stead, in any way which such Shareholder or Option Holder could do if personally present, in connection with this Agreement, and the transactions contemplated hereby and thereby, including to accept on such Shareholder's or Option Holder's behalf any amount payable to such Shareholder or Option Holder under this Agreement, or to amend, cancel or extend, or waive the terms of, this Agreement. The Parent and the Merger Sub shall be entitled to rely, as being binding upon such Shareholder or Option Holder, upon any document or other paper believed by the Parent and the Merger Sub to be genuine and correct and to have been signed by the Sellers' Representative, and the Parent and the Merger Sub shall not be liable to any Shareholder or Option Holder for any action taken or omitted to be taken by the Parent and the Merger Sub in such reliance. The Sellers' Representative shall have the sole and exclusive right on behalf of the Shareholder or Option Holder to take any action or provide any waiver pursuant to

Section 5.1, 9.4 or Article VII or VIII and to settle any claim or controversy arising under this Agreement.

                  (ii) The Sellers' Representative may resign at any time by giving written notice of resignation to the Parent and the Merger Sub and the Sellers and may be removed at any time with or without cause by the Sellers who held a majority of the outstanding Common Stock of the Company at the time of the Closing. Upon any such resignation or removal, such Sellers shall have the right to appoint, with the consent of the Parent and the Merger Sub, a successor Sellers' Representative. If no successor Sellers' Representative shall have been so appointed by such Sellers, and shall have accepted such appointment, within 30 days after the retiring Sellers' Representative's giving of notice of resignation or the Sellers' removal of the retiring Sellers' Representative, then the retiring Sellers' Representative may, on behalf of the Shareholders and Option Holders, appoint a successor Sellers' Representative, which shall be acceptable to the Parent and the Merger Sub (which shall not unreasonably withhold or delay their approval). Upon the acceptance of any appointment as Sellers' Representative thereunder by a successor Sellers' Representative, such successor Sellers' Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Sellers' Representative, and the retiring Sellers' Representative shall be discharged from its duties and obligations as Sellers' Representative under this Agreement. After any retiring Sellers' Representative's resignation or removal hereunder as Sellers' Representative, the provisions of this Section 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Sellers' Representative.

                  (iii) The grant of authority provided for in this Section 9.2:
(a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder or Option Holder and shall be binding on any successor thereto; and (b) shall survive the delivery of an assignment by a Shareholder or Option Holder of the whole or any fraction of its interest in any payment due to it under this Agreement.

             9.3 Expenses. Unless otherwise specifically provided herein, the parties shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Parent and the Merger Sub agree that if the Closing occurs and the transactions contemplated by this Agreement are consummated, the Parent and the Merger Sub will pay transaction expenses incurred by the Company, the Subsidiaries and the Shareholders in respect of their outside legal, financial and accounting advisors, up to $300,000; it being agreed by the parties hereto that any accounting, legal and/or other expenses of the Company, the Subsidiaries and the Sellers in excess of such specified amounts, and any other transaction expenses of the Company, the Subsidiaries and the Sellers shall be paid solely by the Shareholders and the Option Holders pro rata from their respective proceeds of the transaction contemplated hereunder, and shall not be otherwise charged or expensed to the Company.

             9.4 Waivers and Amendments; Non-Contractual Remedies; PRESERVATION OF REMEDIES. Subject to the provisions of Section 13.1-718I of the VSCA, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parent and the Merger Sub and the Sellers or the Sellers' Representative or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The indemnification provisions of Article VIII are the exclusive remedy for breaches of this Agreement, except for equitable relief following willful failure to consummate this Agreement. The rights and remedies herein provided are cumulative. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any document delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any document delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach. The information provided in any particular Disclosure Schedule to this Agreement is deemed disclosed for all purposes of this Agreement.

             9.5 Public Disclosure. Each of the parties to this Agreement hereby agrees with the other party that, except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement or the transactions contemplated hereunder unless specifically approved in advance by both parties, such approval not to be unreasonably withheld, conditioned or delayed. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

             9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTER PRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND EACH SELLER AND THE PARENT IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT LOCATED IN FAIRFAX COUNTY, COMMONWEALTH OF VIRGINIA OR ANY FEDERAL COURT LOCATED IN THE EASTERN DISTRICT OF VIRGINIA AND EACH PARTY AGREES

NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURT, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY JURISDICTION OTHER THAN VIRGINIA. NOTWITHSTANDING THE FOREGOING UNLESS THE SELLERS' REPRESENTATIVE AND THE PARENT SHALL OTHERWISE AGREE, ALL CLAIMS RESPECTING INDEMNIFICATION UNDER
ARTICLE VIII SHALL BE REFERRED FOR BINDING RESOLUTION THROUGH ARBITRATION, NOT SUBJECT TO APPEAL, BEFORE A

SINGLE ARBITRATOR IN FAIRFAX COUNTY, VIRGINIA UNDER THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

             9.7 Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

                  (a) if to the Company or the Sellers, to the Sellers' Representative addressed to:

                        Joseph Maurelli
                        TECHMATICS, Inc.
                        12450 Fair Lakes Circle
                        Fairfax, VA 22033
                        Fax:  703-802-2348

                        with a copy to:

                        Venable, Baetjer and Howard, LLP
                        2010 Corporate Ridge Road, Suite 400
                        McLean, VA 22101
                        Attn:  William L. Walsh, Jr., Esq.
                        Fax:  703-821-8949

                  (b) if to the Parent or the Merger Sub, addressed to:

                        Anteon Corporation
                        3211 Jermantown Road
                        Fairfax, VA 22030-2801
                        Attn:  Curtis L. Schehr, Esq.
                               Vice President and General Counsel
                        Fax:  703-246-0629
                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Attn: Carl L. Reisner, Esq.
                        Fax:  212-757-3990

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

             9.8 Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. A reference to a Section or an Exhibit or Schedule will mean a Section in, or Exhibits or Schedule to, this Agreement unless otherwise explicitly set forth.

             9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             9.10 Assignments. This Agreement may not be assigned, by operation of law or otherwise, except that the Parent or the Merger Sub may assign for collateral purposes their rights under this Agreement to their financing sources. This Agreement shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

             9.11 Entire Agreement, Enforceability and Miscellaneous. This Agreement, including the Exhibits and Schedules attached hereto, (a) constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and, except as set forth herein at Sections 4.6 and 4.8, supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be binding upon, and is solely for the benefit of, each of the parties herein and nothing in this Agreement except Sections 8.1 and 8.2 is intended to confer upon any other persons any rights or remedies of any nature whatsoever hereunder or by reason of this Agreement; and (c) in case any provision in this Agreement shall be or shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                        ANTEON CORPORATION


                        By: /s/ JOSEPH M. KAMPF
                            --------------------------------------------
                            Name:  Joseph M. Kampf
                            Title: President and Chief Executive Officer


                        TECHMATICS, INC.


                        By: /s/ J. MAURELLI
                            --------------------------------------------
                            Name: J. Maurelli
                            Title: President and Chief Executive Officer


                        TM ACQUISITION CORP.


                        By: /s/ JOSEPH M. KAMPF
                            --------------------------------------------
                            Name:  Joseph M. Kampf
                            Title: President and Chief Executive Officer

                        SELLERS


                        /s/ JOSEPH MAURELLI
                        --------------------------------------------
                        Joseph Maurelli


                        /s/ KENT E. MAGGARD
                        --------------------------------------------
                        Kent E. Maggard


                        /s/ WALTER S. SZCZYPINSKI, JR.
                        --------------------------------------------
                        Walter S. Szczypinski, Jr.


                        /s/ GARRY L. MILLER
                        --------------------------------------------
                        Garry L. Miller


                        /s/ JAMES A. FLEMING, JR.
                        --------------------------------------------
                        James A. Fleming, Jr.


                        /s/ CHARLES T. DERICK
                        --------------------------------------------
                        Charles T. Derick


                        /s/ DEBORAH H. ALDERSON
                        --------------------------------------------
                        Deborah H. Alderson


                        /s/ JOSEPH MAURELLI
                        --------------------------------------------
                        Joseph Maurelli, as Trustee
                        under the Joseph Maurelli revocable trust,
                        dated February 15, 1995


                        /s/ WALTER S. SZCZYPINSKI, JR.
                        --------------------------------------------
                        Walter S. Szczypinski, Jr., as Trustee
                        under the Walter S. Szczypinski, Jr. revocable trust, dated October 24, 1994